Exhibit 10.10

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT NEUROCRINE BIOSCIENCES, INC. TREATS AS PRIVATE OR CONFIDENTIAL

Dated 22 November 2021

    HEPTARES THERAPEUTICS LIMITED    (1)
    AND
    NEUROCRINE BIOSCIENCES, INC.    (2)

COLLABORATION AND LICENSE AGREEMENT

CONTENTS
Clause    Heading    Page

1 DEFINITIONS	2
2 LICENSE	13
3 GOVERNANCE	17
4 DEVELOPMENT AND DILIGENCE	20
5 FINANCIAL PROVISIONS	24
6 CONFIDENTIALITY	30
7 INTELLECTUAL PROPERTY	32
8 TERM AND TERMINATION	36
9 REPRESENTATIONS, WARRANTIES AND COVENANTS	42
10 ANTI-BRIBERY AND ANTI-CORRUPTION	44
11 INDEMNIFICATION	45
12 MISCELLANEOUS	48
SCHEDULE 1 Research and Development Plan	[***]
SCHEDULE 2 Existing Patents	[***]
SCHEDULE 3 Press Release	53
SCHEDULE 4 COMPOUND STRUCTURES	[***]

THIS COLLABORATION AND LICENSE AGREEMENT (the "Agreement") is entered into as of 22 November 2021 (the "Execution Date").
PARTIES
(1)HEPTARES THERAPEUTICS LIMITED, a company organized under the laws of England having company number 06267989 and having its principal place of business at the Steinmetz Building, Granta Park, Great Abington, Cambridge, Cambridgeshire, CB21 6DG, United Kingdom ("Heptares"); and
(2)NEUROCRINE BIOSCIENCES, INC., a company organized under the laws of Delaware and having its principal place of business at 12780 El Camino Real, San Diego, California 92130 ("Neurocrine").
In this Agreement, Neurocrine and Heptares are collectively referred to as the "Parties" and each individually a "Party".
BACKGROUND
(A)Heptares owns or controls certain Patents and Know-How which may be useful in Developing, manufacturing and Commercializing compounds.
(B)Neurocrine has expertise in the Development, manufacture and Commercialization of pharmaceutical products.
(C)Prior to the Effective Date Heptares has discovered and developed a number of selective muscarinic M1, M4 and M1/M4 receptor agonist compounds for the treatment of various neurological and psychiatric diseases and conditions. One such M4 receptor agonist compound is planned to commence Phase II Clinical Trials and a second is planned to commence Phase I Clinical Trials. The Parties desire to enter into a collaboration and license agreement to further Develop and Commercialize all selective muscarinic M1, M4 and M1/M4 receptor agonist compounds controlled by Heptares or its Affiliates.
(D)Heptares and its Affiliates will retain the right to Develop and Commercialize and otherwise Exploit all M1 Target Agonists (including the M1 Lead Candidate) in all indications in Japan and Neurocrine will have options to co-develop and co-commercialize such M1 Target Agonists in Japan with Heptares.

NOW, THEREFORE, in consideration of the respective covenants set forth herein, the Parties agree as follows:
1DEFINITIONS
1.1As used in this Agreement, the following terms shall have the meanings set forth below:

Acting Improperly	the meaning set forth in clause 10.1(a);
Affiliate
any person which directly or indirectly controls, is controlled by or is under common control with the Party in question at the relevant time. As used in this definition of Affiliate the term "control" shall mean, as to any person, (a) direct or indirect ownership of fifty percent (50%) or more (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting interests or other ownership interests in the person in question; or (b) possession, directly or indirectly, of the power to direct or cause the direction of management or policies of the person in question (whether through ownership of securities or other ownership interests, by contract or otherwise);

Agreement	the meaning set forth in the Preamble;
[***]	the research, development and license agreement between Heptares and [***];
[***]	the letter agreement [***] between Heptares and [***], in the form agreed to in advance by Neurocrine;
[***]	the letter from [***] to Heptares [***] giving notice of termination of the [***];
Alliance Manager	the meaning set forth in clause 3.9;
Anti-Corruption Laws	the U.S. Foreign Corrupt Practices Act, as amended, the UK Bribery Act 2010, as amended, and any other applicable anti-corruption laws and laws for the prevention of fraud, racketeering, money laundering or terrorism;
Arising IP	all Arising Know-How and Arising Patents;
Arising Know- How	any and all Know-How conceived, generated or developed by or on behalf of either Party or jointly by the Parties in the performance of the Research and Development Programs or any other obligations under this Agreement or exercise of rights under this Agreement, in all cases excluding Heptares Platform Improvements;
Arising Patents	any and all Patents that claim or cover Arising Know-How;
Auditor	the meaning set forth in clause 5.10(b);
Bankruptcy Code	the meaning set forth in clause 8.6(b);
[***]	[***];
Blocking Third Party Patent Right	with respect to any country, a Patent in such country controlled by a Third Party that is reasonably necessary or useful to Exploit any Compound or Licensed Product;
Business Day	any Monday, Tuesday, Wednesday, Thursday or Friday that is not a public holiday in London, England or San Diego, California, USA;
Calendar Quarter	a period of three (3) consecutive months corresponding to the calendar quarters commencing on the first day of January, April, July or October;
Calendar Year	a period of twelve (12) consecutive months corresponding to the calendar year commencing on the first day of January;
cGCP	current Good Clinical Practices as specified in the United States Code of Federal Regulations, ICH Guideline E6, or equivalent Laws of an applicable Governmental Authority of any other relevant country where a clinical trial is being conducted;
cGMP	current Good Manufacturing Practices as specified in the United States Code of Federal Regulations, ICH Guideline Q7A, or equivalent Laws of an applicable Governmental Authority of any other relevant country at the time of manufacture;
Clinical Compounds	the compounds known as [***];
Clinical Trial	any of a Phase I Clinical Trial, Phase II Clinical Trial, Phase III Clinical Trial or a clinical trial conducted after the obtaining of Regulatory Approval;

CMO	Contract Manufacturing Organisation;
Combination Products	products in forms suitable for human or veterinary applications that contain a Compound together with one or more other active ingredients that are sold either as a fixed dose/unit or as separate doses/units in a single package or for a single invoice price and separately packaged;
Commercialize
any and all activities (whether before or after Regulatory Approval for a product) directed to commercially manufacturing, obtaining pricing and reimbursement approvals and regulatory activities pertaining to same, promotion, marketing, importing, distribution or sale (and offer for sale or import or export for sale) for a product. "Commercializing" and "Commercialization" shall have corresponding meanings;

Commercially Reasonable Efforts	efforts that [***] and taking into account other relevant factors including [***];
Committee Deadlock	the meaning set forth in clause 3.6;
Competitive Product	any Target Agonist;
Compounds	all (a) Heptares Existing Compounds and (b) new Target Agonists discovered, identified or developed as a result of carrying out the Research and Development Programs, and in each case any derivative of the foregoing and any [***] of any such new Target Agonist or Heptares Existing Compounds;

Confidential Information
all secret, confidential or proprietary information, Know-How, whether provided in written, oral, graphic, video, computer or other form, provided by or on behalf of one Party (the "Disclosing Party") or its Affiliates to the other Party (the "Receiving Party") or its Affiliates pursuant to this Agreement, including information relating to the Disclosing Party’s existing or proposed research, development efforts or Patent applications, business or Exploitation of any Compound or Licensed Product and any other materials that have not been made available by the Disclosing Party to the general public. All information disclosed by a Party under the following agreements between the Parties including: [***] (collectively, the “CDAs”) will be deemed such Party’s Confidential Information hereunder. Notwithstanding the foregoing sentences, Confidential Information shall not include any information or materials that:
(a)    were already known to the Receiving Party (other than under an obligation of confidentiality) at the time of disclosure by the Disclosing Party to the extent such Receiving Party has documentary evidence to that effect;
(b)    were generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party through no breach of this Agreement by the Receiving Party;
(c)    became generally available to the public or otherwise part of the public domain after its disclosure, other than through any act or omission of a Party in breach of this Agreement;
(d)    were subsequently lawfully disclosed to the Receiving Party by a Third Party who is not bound by any obligation of confidentiality with respect to such information; or
(e)    were independently discovered or developed by or on behalf of the Receiving Party without the use of the Confidential Information belonging to the Disclosing Party and the Receiving Party has documentary evidence to that effect;
for purposes hereof, Confidential Information constituting (i) the Licensed Know-How that is specific to the Compounds and Licensed Products shall be deemed to be the Confidential Information of Neurocrine (and Neurocrine shall be the Disclosing Party and Heptares shall be the Receiving Party with respect thereto) and (ii) the existence, scope and terms and conditions of this Agreement shall be the Confidential Information of both Parties (and both Parties shall be the Receiving Party and the Disclosing Party with respect thereto);
specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the Receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party;

Consumer Price Index	the consumer price index (all items) (United Kingdom) as published by the Office for National Statistics for the United Kingdom, or such other index as may be published in substitution;
Control
and its correlative terms, "Controlled" or "Controls" shall mean, with respect to any intellectual property right or other intangible property, that a Party owns or has a license or sublicense to such item or right (other than by operation of the licenses in this Agreement), and has the ability to grant access, license or sublicense in or to such right without violating the terms of any agreement or other arrangement with any Third Party. Notwithstanding the foregoing, except for intellectual property in-licensed by Heptares as of the Effective Date (including under the [***] and the [***]), Third Party intellectual property shall only be considered "Controlled" by a Party, if [***];

Crystal Structure	an X-ray structure determination of a receptor, typically within the following parameters: [***];

Development
discovery and research activities and any and all activities, including non-clinical, pre-clinical and clinical trials, post approval studies, supporting manufacturing, production process development and formulation and related regulatory activities, directed to obtaining and maintaining Regulatory Approval for a product. "Develop" and "Developing" shall have corresponding meanings;

Development Costs	[***] costs incurred at [***] in performing the activities under the Research and Development Plans;
Development Plan	the meaning set forth in clause 4.9(c);
Discontinued Patent	the meaning set forth in clause 7.1;
Dispute Auditor	the meaning set forth in clause 5.10(d);
Distributor	any Third Party appointed by Neurocrine or any of its Affiliates or its or their Sublicensees to distribute, market and sell Licensed Product(s), with or without packaging rights, in one or more countries in the Territory, in circumstances where the person purchases its requirements of Licensed Product(s) from Neurocrine or its Affiliates or its or their Sublicensees;
Effective Date	means with respect to this Agreement the date of the expiration or termination of any applicable waiting period under the HSR Act;
EMA	the European Medicines Agency and any successor or replacement agency;
EU	the European Union as at the Effective Date;
European Major Markets	the UK, Germany, France, Spain and Italy;
Existing Patents	the meaning set forth in clause 9.2(b);
Exploit
to make, have made, import, use, sell or offer for sale, including to Develop, Commercialize, register, hold or keep (whether for disposal or otherwise), have used, export, transport, distribute, promote, market or have sold or otherwise dispose of. "Exploitation" means the act of Exploiting a compound, product or process;

FDA	the US Food and Drug Administration, and any successor or replacement agency;
Field	all human and non-human diagnostic, prophylactic and therapeutic uses;
First Option	the meaning set forth in clause 2.4;
First Option Information Package	the meaning set forth in clause 2.4;
Force Majeure Event	the meaning set forth in clause 12.4;
Formulation	any pharmaceutical formulation (1) used in a commercial dosage form of a Licensed Product to attenuate its pharmacokinetics (e.g., minimizing Cmax, extending half-life, etc.) and (2) leading to an Arising Patent that is listed in the FDA Orange Book and any equivalent of such Patent in any other country other than the US;
FTE	a full-time equivalent person year consisting of a total of [***] hours of work per Calendar Year directed to scientific, medical, technical, research, clinical and regulatory activities under the Research and Development Plans; overtime, and work on weekends, holidays, and the like [***];
FTE Rate	Heptares’ at cost FTE rate which is $[***] per annum and [***];
Future Affiliate	any Affiliate that becomes an Affiliate of Heptares after the Execution Date as a result of Heptares or its parent company, Sosei Group Corporation, being acquired by or merging with a Third Party.
GAAP	with respect to a Party or its Affiliates or its or their sublicensees, US generally accepted accounting principles, International Financial Reporting Standards or such other similar national standards as such Party, Affiliate or sublicensee adopts, in each case, consistently applied;
Generic Penetration	the meaning set forth in clause 5.4(b);

Generic Product	with respect to a Licensed Product, any pharmaceutical or biological product that is distributed by a Third Party under a Regulatory Approval approved by a Regulatory Authority [***] including any product authorized for sale (a) in the U.S. pursuant to [***], (b) in the EU pursuant to [***] or (c) in any other country or jurisdiction pursuant to [***]. A Licensed Product distributed under an NDA or foreign equivalent Drug Approval Application held by Neurocrine (i.e., an authorized generic product) will not constitute a Generic Product with respect to such Licensed Product;
Global Major Markets	the US, European Major Markets, and Japan;
Governmental Authority	any court, tribunal, arbitrator, agency, legislative body, commission, official or other instrumentality of (a) any government of any country, (b) a federal, state, province, county, city or other political subdivision thereof or (c) any supranational body;
Government Official	(a) any person employed by or acting on behalf of a government, government-controlled agency or entity or public international organization, (b) any political party, party official or candidate, (c) any person who holds or performs the duties of an appointment, office or position created by custom or convention or (d) any person who holds himself out to be the authorized intermediary of any of the foregoing;
Hatch-Waxman Act	the U.S. "Drug Price Competition and Patent Term Restoration Act" of 1984, including as set forth at 21 U.S.C. §355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV);
Heptares Existing Compounds	any and all Target Agonists (i) claimed or covered by the Heptares Existing Compound Patents or (ii) discovered, identified or developed by or on behalf of Heptares or any of its Affiliates prior to the Effective Date, including the Clinical Compounds and the Nonclinical Compounds;
Heptares Existing Compound IP	Heptares Existing Compound Know-How and Heptares Existing Compound Patents;
Heptares Existing Compound Know-How	any and all Know-How relating to the Heptares Existing Compounds that is Controlled by Heptares or any of its Affiliates as of the Effective Date;
Heptares Existing Compound Patents	the Patents filed [***];
Heptares Muscarinic Assay	an [***] assay that measures [***];
Heptares Platform	Heptares’ proprietary platform covering [***];
Heptares Platform Improvement	the meaning set forth in clause 2.2(b);
Heptares Platform IP	all Patents and Know-How owned or Controlled by Heptares before the Effective Date or after the Effective Date during the Term that cover or comprise the Heptares Platform or Heptares Platform Improvements, but excluding (a) any Patents that claim or cover a Target Agonist (including its manufacture or use) and (B) any Know-How that specifically relates to a Target Agonist (including its manufacture or use);
Heptares Retained Rights	the right of Heptares and its Affiliates to continue to Develop and Commercialize and otherwise Exploit either alone or with or for the benefit of a Third Party, subject to Neurocrine’s rights under this Agreement, all M1 Target Agonists (including the M1 Lead Candidate) in all indications in Japan. Such right shall include the right to carry out Clinical Trials of M1 Target Agonists in all indications throughout the Territory for the purpose of supporting Development, Commercialization and Exploitation of M1 Target Agonists (including the M1 Lead Candidate) in all indications in Japan, subject to the oversight and approval of the JSC in accordance with clause 3.2;
Heptares Retained Rights IP
means all Know-How conceived, generated or developed by or on behalf of Heptares or any of its Affiliates or licensees in exercising the Heptares Retained Rights and all Patents Controlled by Heptares or its Affiliates that claim or cover such Know-How;

HSR Act	means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
HSR Filing	the meaning set forth in clause 12.12(a).
[***]	the compound known by that reference number and having the structure as described in Schedule 4;

[***]	the compound known by that reference number and having the structure described in Schedule 4;
[***]	the compound known by that reference number and having the structure described in Schedule 4;
[***]	the compound known by that reference number and having the structure described in Schedule 4;
[***]	the compound known by that reference number and having the structure described in Schedule 4;
[***]	the compound known by that reference number and having the structure described in Schedule 4;
[***] Research and Development Plan	the plan and associated budget attached at Schedule 1 as amended in accordance with clause 4.2;
[***]Research and Development Program	the program for the Development of [***], to be conducted by the Parties pursuant to the [***] Research and Development Plan during the Research Term;
[***] Research and Development Plan	the plan and associated budget to be prepared by the Parties as amended in accordance with clause 4.2;
[***] Research and Development Program	the program for the Development of [***], to be conducted by the Parties pursuant to the [***] Research and Development Plan during the Research Term;
[***] Research and Development Plan	the plan and associated budget to be prepared by the Parties as amended in accordance with clause 4.2;
[***] Research and Development Program	the program for the Development of [***], to be conducted by the Parties pursuant to the [***] Research and Development Plan during the Research Term;
[***] Research and Development Plan	the plan and associated budget to be prepared by the Parties as amended in accordance with clause 4.2;
[***] Research and Development Program	the program for the Development of [***], to be conducted by the Parties pursuant to the [***] Research and Development Plan during the Research Term;
[***] Research and Development Plan	the plan and associated budget to be prepared by the Parties as amended in accordance with clause 4.2;
[***] Research and Development Program	the program for the Development of [***], to be conducted by the Parties pursuant to the [***] Research and Development Plan during the Research Term;
IND	any Investigational New Drug application, as defined in Title 21 of the Code of Federal Regulations, on file with the FDA before commencement of Clinical Trials, or any comparable filing with any relevant Regulatory Authority in any country or jurisdiction in the Territory;
IND Acceptance	with respect to an IND submitted to the FDA, either (a) [***] days after submission of such IND to the FDA, if at such time the FDA has confirmed in writing that it has no comments to such IND, or (b) if the FDA indicates during such [***]-day period that it will have comments to the IND, [***].
Indemnification Claim Notice	the meaning set forth at clause 11.3;
Indemnified Party	the meaning set forth at clause 11.3;

Indemnifying Party	the meaning set forth at clause 11.3;
Indemnitee	the meaning set forth at clause 11.3;
Indication	each separate and distinct disease, disorder, illness, health condition, or interruption, cessation or disruption of a bodily function, system, tissue type or organ, for which a separate IND must be submitted and a Regulatory Approval by the submission of a new or supplemental NDA is required. [***];
Infringement	the meaning set forth at clause 7.6;
Initiation	of a Clinical Trial shall mean the first dosing of the first patient in the relevant Clinical Trial of a Compound or Licensed Product, as applicable;
Joint Patent	any Patent that claims or covers Arising Know-How owned jointly by the Parties pursuant to clause 7.11;
JPT	the meaning set forth in clause 3.8;
Joint Steering Committee or JSC	the meaning set forth in clause 3.1;
Know-How	all technical, scientific, regulatory and other know-how and information, trade secrets, knowledge, technology, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, concepts, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, (whether or not patented or patentable) in written, electronic or any other form now known or hereafter developed;
Knowledge	the actual knowledge of, in the case of Heptares, [***], based on such individuals’ good faith understanding of the facts and information in their possession or control after reasonable inquiry, including reasonable inquiry of Third Parties;
Launch	on a Licensed Product-by-Licensed Product and country-by-country basis, the first invoiced commercial sale which is a Net Sale by Neurocrine, its Affiliates or their respective Sublicensees of such Licensed Product after grant of Regulatory Approval in such country for such Licensed Product;
Law	all laws, statutes, ordinances, rules, regulations, writs, judgments, decrees, injunctions (whether preliminary or final), orders and other pronouncements having the effect of law of any Governmental Authority;
Licensed IP	the Licensed Know-How and Licensed Patents;
Licensed Know-How
all Know-How owned or Controlled as of the Effective Date or during the Term by Heptares or its Affiliates (excluding (i) any Know-How owned or Controlled by any Future Affiliate as of the date such Future Affiliate becomes an Affiliate of Heptares; or (ii) any additional Know-How owned or Controlled by any Future Affiliate after the date on which such Future Affiliate becomes an Affiliate of Heptares if such Know-How is created without the use of or access to the Heptares Platform IP, Neurocrine Background IP, Neurocrine Patents, or the Licensed IP, except to the extent such Know—How is used by Heptares or any of its Affiliates in the Development of, or otherwise incorporated in, any Compound or Licensed Product) that is necessary or reasonably useful for the Exploitation of Compounds or Licensed Products in the Field in the Territory. Licensed Know-How shall include all Heptares Existing Compound Know-How, any Know-How in the Heptares Retained Rights IP and Heptares’ interest in Arising Know-How, but excludes the Heptares Platform IP;

Licensed Patents	any and all Patents that are owned or Controlled by Heptares or its Affiliates as of the Effective Date or during the Term (excluding (i) any Patents owned or Controlled by any Future Affiliate as of the date such Future Affiliate becomes an Affiliate of Heptares; or (ii) any additional Patents owned or Controlled by any Future Affiliate after the date on which such Future Affiliate becomes an Affiliate of Heptares if such Patents cover only inventions made without the use of or access to the Heptares Platform IP, Neurocrine Background IP, Neurocrine Patents, or the Licensed IP, except to the extent such Patents are used by Heptares or any of its Affiliates in the Development of, or otherwise incorporated in, any Compound or Licensed Product) that are necessary or reasonably useful for the Exploitation of Compounds or Licensed Products in the Field in the Territory. Licensed Patents shall include all Heptares Existing Compound Patents, all Patents in the Heptares Retained Rights IP and Heptares’ interest in Arising Patents (including any Joint Patents) but shall exclude the Heptares Platform IP;
Licensed Products	any and all pharmaceutical products containing a Compound as an active ingredient, including Combination Products, in any and all formulations, forms, presentations, dosages and formulations;
Losses	the meaning set forth in clause 11.1;

M1	the meaning set forth in the definition of Target;
M1/M4	the meaning set forth in the definition of Target;
M4	the meaning set forth in the definition of Target;
M1 Lead Candidate	[***] or such other M1 Target Agonist selected by Neurocrine (which may be selected from one of the other advanced lead M1 Target Agonists including the Compounds known as [***];
M1 Lead Candidate Research and Development Plan	the plan and associated budget to be prepared by the Parties as amended in accordance with clause 4.2;
M1 Lead Candidate Research and Development Program	the program for the selection and Development of a M1 Lead Candidate, to be conducted by the Parties pursuant to the M1 Lead Candidate Research and Development Plan during the Research Term;
M1 Target Agonist	(i) M1 Target Agonists include the compounds identified as such on Schedule 4; (ii) any Small Molecule that [***].
M1/M4 Dual Target Agonist	(i) M1/M4 Dual Target Agonists include the compounds identified as such on Schedule 4; (ii) any Small Molecule that [***].
M4 Target Agonist	(i) M4 Target Agonists include the compounds identified as such on Schedule 4; (ii) any Small Molecule that [***].
Materials	any tangible chemical or biological material, including any small molecules, DNA, RNA, clones, cells, and any expression product, progeny, derivative or other improvement thereto, along with any tangible chemical or biological material;
MHLW	Ministry of Health, Labour and Welfare of Japan and any successor or replacement;
Milestone Events	the meaning set forth in clause 5.2(a);
Milestone Payments	the meaning set forth in clause 5.2(a);
NDA	a New Drug Application filed with the FDA in conformance with applicable Laws, or the foreign equivalent of any such application in any other country filed with a Regulatory Authority to obtain marketing approval for a pharmaceutical product including a marketing authorisation application (MAA) filed with the EMA or equivalent filed with the MHRA in the UK;

Net Sales
with respect to a Licensed Product for any period, the net sales of such Licensed Product in such period reported by [***];
for example, such net sales may consist of [***], less deductions calculated in accordance with [***] for:
(a)    [***];
(b)    [***];
(c)    [***];
(d)    [***];
(e)    [***];
(f)    [***];
(g)    [***];
(h)    [***];
(i)    [***];
(j)    [***]; and
(k)    [***]
For the purposes of determining Net Sales, a Licensed Product shall be deemed to be sold when [***].
In the event that a Licensed Product is sold in any country and Calendar Quarter in the form of a Combination Product, Net Sales of such Combination Product in such Calendar Quarter shall be adjusted by multiplying actual Net Sales of such Combination Product in such country and Calendar Quarter calculated pursuant to the foregoing definition of Net Sales by the fraction A/(A+B), where A is the average invoice price in such country and Calendar Quarter of any Licensed Product that contains the same Compound(s) as such Combination Product as its sole active ingredient(s), if sold separately in such country and Calendar Quarter and B is the average invoice price in such country and Calendar Quarter of each product that contains active ingredient(s) other than the Compound(s) contained in such Combination Product as its sole active ingredient(s), if sold separately in such country and Calendar Quarter; provided that the invoice price in a country for each Licensed Product that contains only the Compound(s) and each product that contains solely active ingredient(s) other than the Compound(s), included in the Combination Product shall be for a quantity comparable to that used in such Combination Product and of substantially the same class, purity and potency or functionality, as applicable. If either such Licensed Product that contains the Compound(s) as its sole active ingredient or a product that contains the active ingredient(s) (other than the Licensed Product), in the Combination Product as its sole active ingredient(s) is not sold separately in a particular country and Calendar Quarter, [***].
Subject to the above, Net Sales shall be calculated in accordance with [***];

Neurocrine Background IP	all Patents or Know-How that are Controlled by Neurocrine or its Affiliates as at the Effective Date or during the Research Term as are necessary or reasonably useful for Heptares to perform activities under the Research and Development Programs;
Neurocrine Patent	any Patent that claims or covers Arising Know-How owned solely by Neurocrine pursuant to clause 7.11;
Nonclinical Compounds	(a) the compounds known as [***];
Party Representatives	the meaning set forth in clause 10.1;

Patents	all patents or patent applications, including any continuations, continuations-in-part, divisions, provisional or any substitute applications, PCT applications, any patent issued with respect to any such patent applications, any reissue, re-examination, renewal or extension (including any supplementary protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing;
Patent Challenge	the meaning set forth in clause 8.7;
Payment	the meaning set forth in clause 5.7;
Phase I Clinical Trial	as to a specific Licensed Product, a first clinical study conducted in humans;
Phase II Clinical Trial	as to a specific Licensed Product for a specific Indication, a clinical study in patients conducted in accordance with cGCP which may use a variety of study designs and is intended to confirm efficacy, evaluate safety and efficacy in target patient populations, and/or inform the design or endpoints for a subsequent trial, as described in ICH Guideline E8, General Considerations for Clinical Trials; A Phase II Clinical Trial may be carried out in two stages;
Phase III Clinical Trial	as to a specific Licensed Product for a specific Indication, a clinical study conducted in humans in accordance with cGCP to demonstrate or confirm the therapeutic benefit of the Licensed Product in such Indication and to provide an adequate basis for obtaining Regulatory Approval, as described in ICH Guideline E8, General Considerations for Clinical Trials;
PMDA	the Pharmaceuticals and Medical Devices Agency in Japan or any successor organisation thereto;
Product Trademark	the meaning set forth in clause 8.8(b)(viii);
Receptor Model	a set of co-ordinates representing the 3D structure of a receptor, [***];
Regulatory Approval
any and all approvals (excluding pricing and reimbursement approvals), licenses, registrations or authorizations of any Regulatory Authority, necessary to commercially develop, make, test, distribute, sell or market a product in a country, including any:
(a)    approval for a product (including any supplements and amendments thereto);
(b)    pre- and post-approval marketing approvals or authorizations (including any manufacturing approval or authorization related thereto);
(c)    labelling approval; and
(d)    technical, medical and scientific licenses;

Regulatory Authority	any national, supranational, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity (including the FDA, the EMA, PMDA and MHLW and any other agencies in any country) regulating or otherwise exercising authority with respect to the research, development, manufacture, distribution, marketing, storage, transportation, use or sale of pharmaceutical products;
Regulatory Exclusivity Period	with respect to each Licensed Product in any country in the Territory, a period of exclusivity (other than Patent exclusivity) granted or afforded by Law or by a Regulatory Authority in such country that confers exclusive marketing rights with respect to such Licensed Product in such country or prevents another party from using or otherwise relying on the data supporting the approval of the NDA for such Licensed Product without the prior written consent of the NDA-holder including regulatory data exclusivity and orphan drug designations;
Research and Development Plans	the [***] Research and Development Plan, the [***] Research and Development Plan, the [***] Research and Development Plan, M1 Lead Candidate Research and Development Plan, the [***] Research and Development Plan and the [***] Research and Development Plan;
Research and Development Programs
the [***] Research and Development Program, the [***] Research and Development Program, [***] Research and Development Program, the M1 Lead Candidate Research and Development Program, the [***] Research and Development Program and the [***] Research and Development Program;

Research Term	the period from the Effective Date until the second anniversary of the Effective Date or such later date as maybe agreed by the Parties through the JSC;
Reversion IP	on a Reversion Product-by-Reversion Product basis, all Patents and Know-How that at the Termination Date are Controlled by Neurocrine or its Affiliates and are necessary or are then being used by Neurocrine for the Exploitation of such Reversion Product;
Reversion Product	any Compound or Licensed Product (excluding a Combination Product involving the combination of a Compound with a proprietary product or compound owned or controlled by Neurocrine or its Affiliates, unless agreed otherwise by the Parties in writing) in relation to which this Agreement is terminated;
Royalty Payment	the meaning set forth in clause 5.3;
Royalty Term	the meaning set forth in clause 5.3(c);
Second Licensed Product	the meaning set forth in clause 5.2(f)(i);
Second Option	the meaning set forth in clause 2.4;
Second Option Information Package	the meaning set forth in clause 2.4;
Senior Officer	the Chief Executive Officer of Sosei Group Corporation and the Chief Business Development and Strategy Officer of Neurocrine, or the functional successor in their respective organizations;
Small Molecule	a molecule of molecular weight of less than [***];
StaR	[***];
Sublicensee
an Affiliate or Third Party to which Neurocrine has granted a sublicense under clause 2.1 to develop, make, have made, use, sell offer for sale, import or commercialize a Licensed Product, but excluding Distributors and wholesalers and resellers and Third Parties conducting Development, manufacturing or Commercialization on behalf of Neurocrine or its Affiliates;

Successful	with respect to a Clinical Trial, that the results of such Clinical Trial (a) meet the pre-specified primary endpoint(s) set forth in the protocol for such Clinical Trial and (b) do not indicate a safety finding that either [***];
Successful Completion of a Carcinogenicity Program	with respect to studies approved by the FDA to identify a [***];
Successful Completion of a Long-Term Toxicity Program	with respect to animal studies, that the results of such animal studies [***];
[***] Agreements	shall mean: •[***] •[***] •[***] •[***]
[***] Assigned Patent	the Patents assigned to Heptares pursuant to the assignment between [***] and Heptares Therapeutics Limited [***], which include the following Patents: •[***] •[***] •[***] •[***]
Target
each of muscarinic receptor subtype 1 ("M1"), muscarinic receptor subtype 4 ("M4"), or both muscarinic receptor subtype 1 and muscarinic receptor subtype 4, where, for clarity, each receptor is targeted ("M1/M4"); M1, M4 and M1/M4 collectively, the "Targets";

Target Agonists	M1 Target Agonists, M4 Target Agonists and M1/M4 Dual Target Agonists.

Term	the meaning set forth in clause 8.1;
Termination Date	the date on which any termination of this Agreement becomes effective;
Territory	worldwide (save for Japan in relation to the Heptares Retained Rights unless Neurocrine exercises its First Option or Second Option pursuant to clause 2.4);
Third Licensed Product	the meaning set forth in clause 5.2(f)(i);
Third Party	any person who is not a Party or an Affiliate of a Party;
Third Party Claim	the meaning set forth in clause 11.1;
Third Party Payments	the meaning set forth in clause 5.4(a);
US	the United States of America, including all of its territories and possessions;
USD or $	United States Dollars;
Valid Claim
(a)a claim of an issued and unexpired patent included within the Licensed Patents which has not been abandoned, cancelled or held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction unappealed within the time allowed for appeal, or which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise; or
(b)a claim of a pending patent application included within the Licensed Patents which claim was filed and is being prosecuted in good faith and has not been cancelled, withdrawn from consideration, abandoned or finally disallowed without the possibility of appeal or refiling of the application; provided that such prosecution has not been on-going for more than [***] years from such claim’s [***];

VAT
(a)in relation to any jurisdiction within the EU, the tax imposed by the Council Directive on the common system of value added tax (2006/112) and any national legislation implementing that directive together with legislation supplemental thereto and the equivalent tax (if any) in that jurisdiction; and
(b)in any other country or jurisdiction, any other value added, goods and services or similar tax chargeable on the supply or deemed supply of goods or services under applicable legislation; but, in each event, excluding any US sales tax.

Unless the context of this Agreement otherwise requires:
(a)Words referring to a particular gender include every gender; words using the singular or plural number also include the plural or singular number, respectively;
(b)the terms "hereof," "herein," "hereby," and other similar words refer to this entire Agreement;
(c)the words "include", "includes", and "including" when used in this Agreement shall be deemed to be followed by the words "without limitation", unless otherwise specified;
(d)the term "clause" refers to the specified clause of this Agreement; and
(e)references to any "person" include individuals, sole proprietorships, partnerships, limited partnerships, limited liability partnerships, corporations, limited liability companies, business trusts, joint stock companies, trusts, incorporated associations, joint ventures or similar entities or organisations, and the successors and permitted assigns of that person. Whenever this Agreement refers to a number of days, unless otherwise specified, such number shall refer to calendar days.
2LICENSE
2.1Licenses granted by Heptares
Subject to the terms and conditions of this Agreement, Heptares grants to Neurocrine, and Neurocrine hereby accepts:
(a)an exclusive (save as to allow Heptares to carry out the Research and Development Programs in accordance with this Agreement and to allow Heptares to exercise the Heptares Retained Rights), royalty-bearing, sublicensable (through multiple tiers) license to and under the Licensed IP to Exploit Compounds and Licensed Products in the Field in the Territory.
(b)a non-exclusive, sublicensable to subcontractors in accordance with clause 4.5, license to and under the Heptares Platform IP for Neurocrine to conduct activities under the Research and Development Programs.
(c)a non-exclusive, sublicensable (through multiple tiers but solely in conjunction with a license to Exploit a Compound or Licensed Product) license to and under the Heptares Platform IP to the extent necessary to Exploit Compounds and Licensed Products in the Field in the Territory.
2.2Provision of Licensed Know-How
(a)Within [***] days of the Effective Date, Heptares shall provide Neurocrine with copies, or where applicable, samples of the Licensed Know-How existing at the Effective Date, including Word, Excel and PDF versions of study reports, raw datasets, TLFs, CSRs, INDs or other applications or communications with any Regulatory Authority, any Regulatory Approval, etc. in a manner reasonably agreeable to Neurocrine. To assist with the transfer of such Licensed Know-How, Heptares will make its personnel reasonably available to Neurocrine as requested by Neurocrine and Heptares will provide up to [***] of assistance in connection with this transfer from Heptares’ FTEs in the aggregate at no cost to Neurocrine. If such assistance is provided at Neurocrine’s facilities, [***].
(b)Thereafter, at a reasonable frequency during the Term, at no additional cost or expense to Neurocrine, Heptares shall provide all Licensed Know-How that has not previously been provided to Neurocrine (whether under this Agreement or otherwise) for use solely in accordance with the license granted under clause 2.1. Heptares shall be under no obligation to disclose Know-How within the Heptares Platform IP unless it is necessary or reasonably useful to Exploit Compounds. If the Parties agree that any such Know-How should be transferred to Neurocrine in connection with the performance of the Research and Development Programs, any Know-How conceived, generated or developed by Neurocrine (solely or jointly with Heptares) using such transferred Know-How that is an improvement to the Heptares Platform and does not relate specifically to Compounds (a "Heptares Platform

Improvement") shall be owned by Heptares. Any Know-How that is an improvement to the Heptares Platform and does not relate specifically to Compounds and that is conceived, generated or developed solely by Heptares shall also be deemed to be a Heptares Platform Improvement and shall be owned by Heptares.
2.3Heptares Retained Rights
Subject to the terms of clause 2.4, Heptares and its Affiliates retain the exclusive right under the Licensed IP to exercise the Heptares Retained Rights, and Neurocrine shall have no rights under the Licensed IP or the Heptares Platform IP to Exploit Compounds or Licensed Products that are M1 Target Agonists in Japan. Heptares shall not conduct any Clinical Trial under the Heptares Retained Rights without the JSC’s approval of the design of such Clinical Trial. Heptares shall, and shall ensure that its Affiliates and licensees will, exercise the Heptares Retained Rights in compliance with all applicable Laws and in accordance with professional and ethical standards customary in the pharmaceutical and biotechnology industry.
2.4Neurocrine Option
Heptares shall keep Neurocrine regularly updated with regard to its progress in exercising the Heptares Retained Rights through the JSC, by providing to Neurocrine every [***] months a report summarising in reasonable detail Heptares’ Development activities and plans under the Heptares Retained Rights. In addition, if Neurocrine has any concerns regarding any such report, Neurocrine will provide details of such concerns to Heptares and at Neurocrine’s reasonable request, Heptares shall make available appropriate personnel to meet with Neurocrine to discuss such concerns. Heptares shall provide to Neurocrine the proposed protocol for the first proof of concept Phase II Clinical Trial for the first M1 Target Agonist being Developed by or on behalf of Heptares or its Affiliate in Japan together with a plan and budget for the remainder of the development program for such first M1 Target Agonist in Japan (the "First Option Information Package"). Following receipt of the First Option Information Package Neurocrine will have a period of [***] days to exercise an option (the “First Option”), by notice in writing to Heptares [***]. If Neurocrine exercises the First Option the Parties will agree in good faith within [***] days an amendment to this Agreement as necessary to reflect the exercise by Neurocrine of the First Option, including on matters such as [***]. If Neurocrine does not exercise the First Option and Heptares does not [***] Neurocrine will have the second option (the “Second Option”), following Neurocrine's receipt from Heptares of [***] (the "Second Option Information Package") [***]. Neurocrine shall have a period of [***] days from the date of its receipt of the Second Option Information Package to exercise the Second Option by notice in writing to Heptares. If Neurocrine exercises the Second Option the Parties will agree in good faith within [***] days an amendment to this Agreement as necessary to reflect the exercise by Neurocrine of the Second Option, including on matters such as [***].
Whether or not Neurocrine exercises the First Option or the Second Option, Neurocrine will have (i) the right to access and use the Heptares Retained Rights IP and (ii) a right to cross reference (to the extent permitted by applicable Law) all Regulatory Approvals (including filings for such approvals) for M1 Target Agonists Controlled by Heptares, its Affiliates or licensees in Japan in each case for the purposes of Exploiting Licensed Products outside Japan in accordance with this Agreement. Heptares will have (i) the right to access and use the Licensed IP and all Arising IP and (ii) a right to cross reference (to the extent permitted by applicable Law) all Regulatory Approvals (including filings for such approvals) for M1 Target Agonists Controlled by Neurocrine, its Affiliates or Sublicensees outside Japan in each case for the purposes of Exploiting M1 Target Agonists in Japan in accordance with this Agreement. The Parties will also negotiate in good faith applicable terms to govern Clinical Trials conducted jointly by the Parties for the benefit of the Compounds and Licensed Products in the Territory and the M1 Target Agonists in Japan.
2.5License to Neurocrine Background IP and Arising IP
Subject to the terms and conditions of this Agreement, Neurocrine grants to Heptares, and Heptares hereby accepts, a non-exclusive, royalty-free license to and under (a) the Neurocrine Background IP for the sole purpose of carrying out the Research and Development Programs in accordance with the Research and Development Plans and (b) Neurocrine’s interest in the Arising IP for the purposes of Heptares exercising the Heptares Retained Rights. Neurocrine shall, as reasonably requested by Heptares from time to time, disclose to Heptares all Know-How forming part of Arising IP owned by Neurocrine to the extent reasonably necessary or useful for exercising the Heptares Retained Rights. Heptares may grant sublicenses under this license to subcontractors appointed in accordance with clause 4.5 and shall be entitled to sub-license such rights granted under clause (b) through multiple tiers in connection with its exercise of the Heptares Retained Rights. Any such sublicense shall be granted on terms that are consistent with the terms of this Agreement. Heptares shall provide a copy of each such sublicense agreement with a Third Party, which may be redacted of any terms not required to confirm consistency with the terms of this Agreement, to Neurocrine and shall be responsible for ensuring that each such sublicensee complies with the terms of this Agreement.
2.6Heptares Exclusivity
Subject to clause 2.7, during the Term, Heptares shall not and shall procure that its Affiliates shall not, directly or indirectly (including by licensing, authorising or enabling a Third Party) Exploit any Competitive Product. For clarity Heptares' exercise of the Heptares Retained Rights shall not be a breach of this Clause 2.6.
2.7Competitive Transactions
Clause 2.6 shall not apply to a Third Party that is not an Affiliate of Heptares at the Effective Date but subsequently becomes an Affiliate as a result of a merger with or acquisition of Heptares occurring after the Effective Date (each a "Competitive Transaction"), provided however that if at the time of such Competitive Transaction the Third Party counterparty (that becomes an Affiliate) is Developing or Commercializing a Competitive Product or if such Affiliate thereafter commences Developing or Commercializing a Competitive Product, then such Affiliate may continue to Develop and Commercialize such Competitive Product but may not, directly or indirectly use or practice under any of the Heptares Platform, Heptares Platform IP, Heptares Platform Improvements, or Licensed IP, including Heptares Existing Compound Patents, Arising IP, Neurocrine Background IP or Reversion IP in connection therewith.
2.8Retention of Rights
(a)Except as expressly provided herein, Heptares grants no other right or license, including any rights or licenses to the Licensed IP, the Heptares Platform IP or any other Patent or intellectual property rights not otherwise expressly granted herein.
(b)Except as expressly provided herein, Neurocrine grants no other right or license, including any rights or licenses to the Neurocrine Background IP, Arising IP or any other Patent or intellectual property rights not otherwise expressly granted herein.
2.9Sublicensing
Neurocrine shall be entitled to grant to its Affiliates or one or more Third Parties a sublicense of the rights granted to Neurocrine under clause 2.1 and clause 2.4 without the prior written consent of Heptares. Any such sublicense shall be granted on terms that are consistent with the terms of this Agreement. Neurocrine shall provide a copy of each such sublicense agreement with a Third Party Sublicensee, which may be redacted of any terms not required to confirm consistency with the terms of this Agreement, to Heptares and shall be responsible for ensuring that each such Sublicensee complies with the terms of this Agreement.
2.10[***]
[***]
2.11[***] Assigned Patent
Neither Party shall without the consent of the other Exploit a Compound or Licensed Product that is claimed by the [***] Assigned Patent.
2.12Confirmatory Patent License
Heptares shall, if requested to do so by Neurocrine, immediately enter into confirmatory license agreements substantially in the form reasonably requested by Neurocrine for purposes of recording the licenses granted under this Agreement with such patent offices in the Territory as Neurocrine considers appropriate.

2.13Preservation of Licenses
Heptares shall not, and if any Licensed IP or Heptares Platform IP is owned by or transferred to an Affiliate in accordance with this Agreement (which transfer to an Affiliate may be done only with the prior written consent of Neurocrine, which may not be unreasonably withheld), shall procure that its Affiliates shall not, (a) encumber the Licensed IP (including the Heptares Retained Rights IP) or the Heptares Platform IP in a manner which is inconsistent with the rights and licenses granted to Neurocrine under this Agreement; (b) transfer or assign any of the Licensed IP (including the Heptares Retained Rights IP) or the Heptares Platform IP to an Affiliate or Third Party, unless such transfer or assignment is subject to the rights of and obligations to Neurocrine under this Agreement (and for clarity any assignment of this Agreement is subject to clause 12.1); or (c) grant any rights or licenses under the Licensed IP (including the Heptares Retained Rights IP) or the Heptares Platform IP that are inconsistent with the rights and licenses granted to Neurocrine under this Agreement.
2.14Third Party Technology
(a)If either Party becomes aware of any Third Party’s Patents or Know-How that are necessary or useful to Develop, manufacture or Commercialize in the Field any Compound or Licensed Product (collectively, “Third Party Technology”), such Party shall promptly notify the other Party, and the Parties shall promptly thereafter meet to discuss such Third Party Technology.
(b)Neurocrine shall have the first right (but no obligation) to attempt to obtain a license to any Third Party Technology, and shall notify Heptares in writing prior to initiating licensing negotiations for any such Third Party Technology. If Neurocrine obtains such license for any Third Party Technology that is necessary or useful to Exploit M1 Target Agonists in Japan, Heptares will have the right to obtain a sublicense thereunder (if permitted under such license agreement provided that Neurocrine shall use its reasonable efforts to obtain the right to grant such a sublicense) to practice the Heptares Retained Rights, subject to the Parties’ agreement on [***] to such Third Party Technology. If Neurocrine elects not to obtain any such license, then Heptares shall have the right (but no obligation) to negotiate and enter into a license agreement with such Third Party with respect to such Third Party Technology; provided that Heptares shall not enter into any such license unless the Third Party Technology so licensed, to the extent otherwise within the scope of the definition of Licensed IP, would be Controlled by Heptares (assuming the Parties’ agreement on cost allocation); and provided further that Heptares shall notify Neurocrine in writing prior to initiating licensing negotiations for any such Third Party Technology, and prior to entering into such license agreement, Heptares shall provide Neurocrine with a copy thereof and reasonable opportunity to comment thereon and shall consider all such comments of Neurocrine in good faith, and shall not enter into such license agreement without Neurocrine’s prior written approval, which shall not be unreasonably withheld.
(c)If Heptares enters into any agreement with a Third Party after the Execution Date under which it Controls Third Party Technology (provided that Heptares shall use its reasonable efforts when obtaining such a license to include the right to grant sublicenses under any such license) that is necessary or useful to Develop, manufacture or Commercialize any Compound or Licensed Product, then if Neurocrine desires to obtain a sublicense thereunder, the Parties shall negotiate in good faith and determine an allocation between the Parties of any payments thereunder that are owed to such Third Party on account of Neurocrine’s Development, manufacture or Commercialization of Licensed Products.
3GOVERNANCE
3.1Establishment of JSC
Within [***] days of the Effective Date, the Parties shall establish a Joint Steering Committee (the "Joint Steering Committee" or "JSC") for the Research and Development Programs and to provide a forum for communication between the Parties with regard to the Heptares Retained Rights. The JSC shall consist of [***] members appointed by each Party neither of whom may be a Senior Officer. The initial members of the JSC will be nominated by the Parties promptly following the Effective Date. Such representatives shall be individuals suitable in seniority and experience and having delegated authority to make decisions of the JSC with respect to matters within the scope of the JSC’s responsibilities. [***] will appoint one of its representatives as the chair of the JSC. The JSC shall operate in accordance with the provisions of clauses 3.2 through 3.8, and shall have no authority to alter or amend the terms and conditions of this Agreement, including any payment conditions or terms, periods for performance, or obligations of the Parties. A Party may change one or more of its representatives serving on the JSC at any time upon written notice to the other Party. At its meetings, the JSC shall discuss the matters described below and such other matters as are reasonably requested by either Party’s Alliance Manager. The JSC shall continue throughout the Term of the Agreement.
3.2Responsibilities of JSC
The JSC shall, during the Research Term and thereafter perform the following functions:
(a)facilitate communication between the Parties;
(b)discuss and review activities relating to the Research and Development Programs;
(c)discuss any matters relating to manufacturing activities as further described in Clause 4.11;
(d)review and approve any initial Research and Development Plan (including the budget) not prepared as of the Effective Date and any updates or amendments to the Research and Development Plans (including the budgets);
(e)establish JPTs and resolving disputes arising from such JPTs;
(f)provide a forum for communication between the Parties regarding the Heptares Retained Rights and for coordinating the activities of Heptares in its exercise of the Heptares Retained Rights with the activities of Neurocrine in relation to the Compounds and Licensed Products in the Territory;
(g)provide a forum for communication between the Parties for Regulatory Approval and Commercialization of Compounds and Licensed Products by Neurocrine in the Territory and applications for Regulatory Approval and Commercialization of M1 Target Agonists by Heptares in Japan;
(h)approve the design of Clinical Trials proposed to be conducted in or outside of Japan by Heptares as part of Heptares exercising the Heptares Retained Rights, review and approve any proposed publications of Heptares resulting from the Heptares Retained Rights and establish a process for sharing of data and information relating to those trials, which may include, for example, agreeing provisions so that (1) feedback received from a Regulatory Authority by a Party in respect of any such trial shall be shared with the other Party, and (2) the Party not conducting the Clinical Trial shall have full access to the clinical study report and all data arising from it, including clinical datasets, for inclusion in the case of Neurocrine, a Neurocrine regulatory filing for a Regulatory Approval for a Licensed Product in the Territory or, in the case of Heptares, a Heptares regulatory filing for a Regulatory Approval for a Licensed Product in Japan (to the extent within the Heptares Retained Rights);
(i)provide a forum for Neurocrine to [***];
(j)provide a forum for the Parties to exercise their oversight responsibilities as set forth in Section 4.10;
(k)provide a forum for Neurocrine to [***];
(l)determining whether in the case of a Licensed Product that contains an M1 Target Agonist, either an IND should be filed for such a Licensed Product or a Clinical Trial application for such Licensed Product should be filed in Europe;
(m)discuss and resolve matters referred from the IP Committee pursuant to clause 7.5; and
(n)perform such other functions as are specifically designated for the JSC in this Agreement or as the Parties otherwise agree in writing.

3.3Meetings
The JSC shall meet at least [***] during the Research Term and every [***] months thereafter during the Term, or at a frequency determined by the JSC, and JSC meetings can be called at other times by agreement between the Parties for any reason including if it is necessary to resolve Committee Deadlocks in accordance with clause 3.6. JSC meetings may be conducted by telephone, video-conference or in person, with at least one meeting per year being in person (where practicable). Any in-person JSC meetings shall be held on an alternating basis between Heptares’ and Neurocrine’s facilities, unless otherwise agreed by the Parties. Each Party shall be responsible for its own expenses in attending such meetings. As appropriate, the JSC may invite a reasonable number of non-voting employees, consultants and scientific advisors to attend its meetings as non-voting observers; provided that such invitees are bound by appropriate confidentiality obligations. Each Party may also call for special meetings of the JSC to discuss particular matters requested by such Party. The Alliance Managers shall provide the members of the JSC with no less than [***] Business Days’ notice of each regularly scheduled meeting and, to the extent reasonably practicable under the circumstances, no less than [***] Business Days’ notice of any special meetings called by either Party.
3.4Minutes
Minutes will be kept of all JSC meetings by chair of the JSC (or his or her designees) and sent to all members of the JSC by facsimile or e-mail for review and approval within [***] days after each such meeting. The JSC shall formally accept the minutes of the previous meeting at or before the next meeting of the JSC. Minutes will be deemed approved unless any member of the JSC objects to the accuracy of such minutes by providing written notice to the other members of the JSC prior to the next meeting of the JSC. Minutes shall list action items and shall designate any issues that need to be resolved by the JSC or applicable resolution process. In the event of any objection to the minutes that is not resolved by mutual agreement of the Parties, such minutes will be amended to reflect such unresolved dispute.
3.5Decision Making within JSC
Decisions of the JSC shall be made by unanimous vote, with each Party having one (1) vote. In order to make any decision, the applicable JSC must have present (in person or via telephone or videoconference) and voting at least one representative of each Party.
3.6Referral to Senior Officers
If the JSC cannot resolve a matter within its responsibilities by consensus (a "Committee Deadlock"), then either Party may escalate such Committee Deadlock to the Senior Officers for further consideration; provided that such escalation and further consideration shall not prevent a Party from exercising its casting vote on the JSC or implementing any decision of the JSC following such escalation. Either Party shall have the right to select a Third Party who has experience of issues that are relevant to the disputed issue to present their views to the Senior Officer of the other Party who shall in good faith listen and consider such views. If the Senior Officers are unable to resolve a Committee Deadlock, including a Committee Deadlock regarding the approval of a proposed amended budget for a Research and Development Plan or the allocation of the budget to activities under the Research and Development Plans, then [***]. [***] shall also not have final decision making authority with regard to [***]. [***] shall not, when exercising its final decision making authority [***].
3.7Limitation of Powers
The JSC is not a substitute for the rights of the Parties under this Agreement and is intended to coordinate and facilitate the activities of the Parties. The JSC will not be involved with the day-to-day management of activities to be performed by a Party under this Agreement. The JSC will have no power to amend this Agreement.
3.8Joint Project Teams.
The JSC shall establish a separate joint project team for each Research and Development Program (each a "JPT"). Each JPT will consist of an equal number of appropriate representatives from each Party. The JPTs will provide a forum for communication between the Parties regarding each Research and Development Program and for making day-to-day operational decisions regarding each Research and Development Program. All such decisions shall be made by consensus of the members of the applicable JPT and any disputes shall be referred to the JSC for resolution. The JPTs shall meet at a frequency established by the JSC.
3.9Alliance Managers
Each Party shall designate an individual to serve as the main point of contact for such Party to exchange information, facilitate communication and coordinate the Parties’ activities under this Agreement (each, an "Alliance Manager"). The Alliance Managers shall on no less frequently than [***] provide oral reports to the JSC (or designate an appropriate representative to attend meetings and provide such reports on the Alliance Manager’s behalf); provided, however, that the Alliance Managers shall not be counted as members of the JSC (and shall not vote on matters discussed at any JSC meeting). Each Party may change its designated Alliance Manager from time to time upon written notice to the other Party.
4DEVELOPMENT AND DILIGENCE
4.1The Research and Development Programs
(a)The Parties shall conduct the activities designated to them in the Research and Development Plans to Develop the Clinical Compounds and Nonclinical Compounds.
(b)Following the completion of each Research and Development Program, as between Neurocrine and Heptares, Neurocrine shall have responsibility and sole decision-making authority for progressing the Development and Commercialization of the applicable Licensed Products (except with respect to the Heptares Retained Rights) including the Clinical Compounds and the Nonclinical Compounds.
4.2Research and Development Plans
The Research and Development Plan and associated budget for Heptares’ activities under the Research and Development Plan and plan for Neurocrine's activities in relation to [***] at the Execution Date is attached at Schedule 1. The Parties have agreed to the initial budget for Heptares’ activities under the Research and Development Plan set out in Schedule 1 for the Development Costs for the Development activities planned in the first [***] months following the Effective Date. Within [***] days following the Effective Date, the Parties will mutually agree, through the JSC (and during such [***] day period [***] shall not have final decision making authority with regard to any proposed amendment), on an amendment to such initial Research and Development Plan and budget so that such Research and Development Plan and budget shall be divided into separate sections one for each of [***] (and each such section shall be considered a separate Research and Development Plan for the purposes of this Agreement). Such final Research and Development Plans shall cover Heptares’ activities and budgets; and Neurocrine's activities under the Research and Development Plans for the remaining period of the Research Term. If a Party believes that the Research and Development Plans (including the budget included therein) should be amended, that Party shall propose such amendment to the other Party and the matter shall be discussed at the JSC. The terms of, and activities set forth in, the Research and Development Plans shall at all times be conducted in compliance with all applicable Laws and in accordance with professional and ethical standards customary in the pharmaceutical and biotechnology industry, taking into account, where applicable, each Party’s health care compliance policies and applicable standard operating procedures.
4.3Heptares Research and Development Efforts
During the Research Term, Heptares shall carry out the activities allocated to it under the Research and Development Plans in accordance with good scientific standards and practices and in compliance in all material respects with the requirements of applicable Laws and regulations. Heptares will allocate to each Research and Development Plan the number of FTEs set out in each such plan. Heptares will carry out the Research and Development Programs in conformity with standard pharmaceutical and biotechnology industry practices and the terms and conditions of this Agreement and will prepare and maintain, or will cause to be prepared and maintained, complete and accurate laboratory notebooks and other written records, accounts, notes, reports and data with respect to such activities and, upon Neurocrine’s written request and at its expense, will send legible copies of the aforesaid to Neurocrine. For the avoidance of doubt, Heptares shall have no obligation to devote any efforts or resources in connection with the Heptares Retained Rights. Nothing in this Agreement

(including any results generated under the Heptares Retained Rights) shall impose or create any obligation on Heptares to develop M1 Target Agonists (including the selected M1 Lead Candidate) in any indications in Japan.
4.4Neurocrine Research and Development Efforts
During the Research Term, Neurocrine will perform the activities allocated to it under the Research and Development Plans in accordance with good scientific standards and practices and in compliance in all material respects with the requirements of applicable Laws and regulations. Neurocrine shall carry out the Research and Development Programs in conformity with standard pharmaceutical and biotechnology industry practices and the terms and conditions of this Agreement. Neurocrine will prepare and maintain, or will cause to be prepared and maintained, complete and accurate laboratory notebooks and other written records, accounts, notes, reports and data with respect to such activities.
4.5Subcontracts
Either Party may perform its Development under the Research and Development Programs pursuant to this Agreement through one or more Third Party subcontractors, provided that (i) Heptares obtains Neurocrine’s prior written approval of any such subcontractor, which approval shall not be unreasonably withheld, (ii) such Party engages each Third Party subcontractor through a written agreement consistent with the terms and conditions of this Agreement, (iii) no rights of either Party under this Agreement are diminished or otherwise adversely affected as a result of such subcontracting, (iv) the subcontractor undertakes the obligations of confidentiality and non-use regarding Confidential Information which are substantially the same as those undertaken by the Parties pursuant to clause 6 hereof, and (v) except for academic and non-profit institutions engaged by Neurocrine, the subcontractor agrees that any intellectual property developed in the course of the work hereunder (other than improvements to the subcontractor’s background technology that do not relate specifically to a Compound or Licensed Product) shall be licensed or assigned to the Party engaging the subcontractor or such Party’s designee, so as to permit license or re-assignment as required by the terms and conditions of this Agreement. The Party engaging any such Third Party subcontractor shall be responsible for all compensation due to the Third Party subcontractor (or its employees or agents) arising from such subcontracting, including by operation of local Law on account of any inventive contributions of the subcontractor’s employees or agents with respect to any intellectual property developed in the course of the work hereunder.
4.6Materials
Each Party will, during the Research Term, as a matter of course and as described in the Research and Development Plans or upon the other Party’s reasonable written request, furnish to each other samples of Materials which it Controls and which are necessary for the other Party to carry out the Research and Development Plans. Each Party will use such Materials only in accordance with the Research and Development Plans and otherwise in accordance with the terms and conditions of this Agreement. Except with the prior written consent of the supplying Party, the Party receiving any Materials will not distribute or otherwise allow the release of Materials to any Third Party; provided that the Parties may transfer Compounds or other Materials to Third Parties appointed as subcontractors in accordance with clause 4.5; provided that in addition to obligations of confidentiality and non-use of information, each such Third Party agrees to use the Materials solely for the performance of activities for the transferring Party and not to transfer them to any other Third Party. Except as otherwise provided in this Agreement, all Materials will remain the sole property of the supplying Party, will be used in compliance with all applicable Laws, and will be used with prudence and appropriate caution in any experimental work because not all of their characteristics may be known.
4.7Reports
The Parties shall keep each other reasonably informed as to the progress achieved and results, discoveries and technical developments made in the course of performing activities under the Research and Development Programs. Each Party shall prepare and provide to the other Party a written report every Calendar Quarter that (a) summarizes the activities performed by such Party under each Research and Development Program and (b) identifies any issues or circumstances of which it is aware that may prevent or adversely affect in a material manner future work under the Research and Development Programs. The Parties may agree that minutes or presentations from JSC meetings may be used to satisfy this reporting requirement. The JSC shall determine the key information to be exchanged and the mechanisms for exchanging further information as required.

4.8Development Costs
(a)[***] shall be responsible for its costs incurred in conducting activities in connection with the Research and Development Programs in accordance with the Research and Development Plans.
(b)Neurocrine shall reimburse Heptares for the Development Costs incurred by Heptares in carrying out the Research and Development Programs provided that such Development Costs are in accordance with the budget agreed by the Parties and forming part of the applicable Research and Development Plan [***]. Heptares shall invoice Neurocrine within [***] days of the end of each Calendar Quarter during the Research Term for the Development Costs incurred by Heptares in connection with such activities in the prior Calendar Quarter in an appropriate level of detail consistent with Heptares' standard invoice format. Heptares shall include with each invoice documentation for any out-of-pocket costs in excess of fifty thousand USD ($50,000) and any other supporting documentation for the invoiced costs will be provided by Heptares upon the reasonable request of Neurocrine. Such invoices shall be paid by Neurocrine within [***] days of receipt of invoice. If Heptares anticipates that the costs to undertake any activities under the Research and Development Plans will exceed the applicable budget, Heptares shall notify the JSC, which will determine whether to adjust the budget accordingly. Heptares shall not be responsible for conducting any activities allocated to Heptares in the Research and Development Plans if the budget for those activities has not been approved.
4.9Ongoing Development and Commercialization
(a)Neurocrine shall use Commercially Reasonable Efforts to Develop and obtain Regulatory Approvals for (a) at least one Licensed Product that is an M4 Target Agonist, and (b) at least one Licensed Product that is an M1 Target Agonist or an M1/M4 Dual Target Agonist in each case in each of the Global Major Markets.
(b)Subject to obtaining the required Regulatory Approvals, use Commercially Reasonable Efforts to Commercialize (a) at least one Licensed Product that is an M4 Target Agonist, and (b) at least one Licensed Product that is an M1 Target Agonist or an M1/M4 Dual Target Agonist in each case in each of the Global Major Markets.
(c)Promptly following the end of the Research Term, Neurocrine shall prepare a development plan setting out the activities that Neurocrine plans to carry out for the further development of Licensed Products and estimated timelines for completion of such activities (the "Development Plan") and shall provide a copy of the same to Heptares. Neurocrine shall consider in good faith and take into account the comments of Heptares on the content of the Development Plan.
(d)Neurocrine shall provide to Heptares every [***] months a report summarizing in reasonable detail Neurocrine’s Development activities and plans with respect to Licensed Products. In addition, if Heptares has any concerns regarding the report, Heptares will provide details of such concerns to Neurocrine and at Heptares’ reasonable request, Neurocrine shall make available appropriate personnel to meet with Heptares to discuss such concerns. The Parties shall work together to align on a report to be provided to [***] for the purposes of complying with Heptares' reporting obligations under the [***].
4.10Regulatory Matters
Subject to the remaining provisions of this clause, Neurocrine shall, unless the Parties agree otherwise, own, and be responsible for preparing, seeking, submitting and maintaining, all regulatory filings and Regulatory Approvals for Licensed Products in the Territory, including (i) preparing any regulatory submissions necessary for carrying out the activities set out in the Research and Development Plans and (ii) preparing all reports necessary as part of a regulatory filing or Regulatory Approval. On a Target Agonist-by-Target Agonist basis until such time as Neurocrine has completed the first Successful Phase II Clinical Trial for a Licensed Product containing an M1 Target Agonist, an M4 Target Agonist or an M1/M4 Dual Target Agonist, Neurocrine shall consult with and shall provide Heptares with an opportunity to review and comment on all substantive, non-administrative regulatory submissions with respect to each such Licensed Product reasonably in advance of when Neurocrine intends to submit such regulatory submissions to a Regulatory Authority. Heptares shall provide its comments within [***] Business Days, or such other period of time agreed to by the Parties, and

Neurocrine shall consider such comments in good faith. Neurocrine shall promptly provide Heptares with a copy, in electronic form, of all substantive, non-administrative regulatory submissions related to Licensed Products that are sent to or received from a Regulatory Authority during such period. Neurocrine shall use good faith efforts during the Research Term to invite one or more representatives of Heptares to any meeting or substantive telephone conference call with a Regulatory Authority with respect to any matter related to Licensed Products or any Research and Development Program during such period to observe and participate in any such meeting or conference call. Until the first Regulatory Approval of any Licensed Product, Neurocrine shall promptly furnish the JSC with copies of all minutes from any substantive meetings with a Regulatory Authority with respect to any IND related to a Research and Development Program. The Parties may agree through the JSC that Heptares shall carry out certain activities relating to Phase I Clinical Trials of M1 and M1/M4 Nonclinical Compounds ("Phase I Activities"). If the Parties agree that Heptares shall carry out the Phase I Activities the Parties shall also discuss and agree the protocol design and budgets for the Phase I Activities and Heptares will conduct such studies as approved by the JSC which budgets shall be used to update the applicable Research and Development Plan. Any regulatory submissions that are required to be made to a Regulatory Authority with respect to such clinical activities and any correspondence or meetings with any such Regulatory Authority with regard to such clinical activities provided that, subject to applicable Law, [***] shall have final decision making authority with regard to the foregoing. [***] shall not, when exercising its final decision making authority in relation to any Clinical Trial of which Heptares is the sponsor, exercise such a right in a manner that would cause Heptares to be in breach of applicable Law. Heptares shall, unless the Parties agree otherwise, own, and be responsible for (i) preparing, seeking, submitting and maintaining, all regulatory filings and Regulatory Approvals, and (ii) carrying out all Clinical Trials, in each case as part of exercising the Heptares Retained Rights. Heptares shall prepare and file such filings and Regulatory Approvals and carry out such Clinical Trials in consultation with Neurocrine. Each Party shall keep the other regularly informed with regard to the progress of and results of any Clinical Trial that it carries out in relation to a Licensed Product.
4.11Manufacturing
Except as otherwise agreed by the Parties or set forth herein, Neurocrine shall be responsible for all manufacture and supply of Compounds and Licensed Products for use in the Territory, including all pre-clinical requirements of Licensed Products necessary to carry out the [***] Research and Development Program and the M1 Lead Candidate Research and Development Program. As between the Parties, and subject to the oversight of the JSC, Heptares shall be responsible for transferring to Neurocrine or its designee the cGMP batches of Licensed Product incorporating [***] and [***] manufactured on behalf of Heptares prior to the Execution Date. Heptares shall also be responsible for manufacturing an additional CMC batch of [***]. Promptly following the Effective Date, Heptares will transfer to Neurocrine or its designee the cGMP batches of Licensed Product incorporating [***] and [***] which have been manufactured for Heptares by a Third Party CMO prior to the Execution Date. The costs of any manufacturing activities that Heptares carries out in accordance with this clause will be included in the Development Costs and will be reimbursed by Neurocrine. Within [***] days of the Effective Date the Parties will agree a plan for the technology transfer of the manufacturing process for each Licensed Product to Neurocrine. The timing of such transfer will differ for each Licensed Product depending on when it is intended that Neurocrine will take over the responsibility to manufacture the Licensed Product. Once such plan is agreed the Parties will carry out the transfer of the manufacturing process for each Licensed Product in accordance with such plan. Such transfer shall include, if requested by Neurocrine, Heptares using commercially reasonable efforts to effect assignments of any agreements with any Third Party CMO or other service provider entered into by Heptares to the extent that such agreements exclusively relate to such Licensed Product. Neurocrine shall be responsible for all other manufacturing activities relating to Licensed Products. Heptares has used prior to the Execution Date and shall be free to use after the Execution Date a Third Party CMO to manufacture Licensed Products. Heptares’ obligations under this Agreement to manufacture Licensed Products shall be qualified by and shall be subject to the terms of each such agreement with the applicable Third Party CMO, and unless resulting from Heptares’ acts or omissions, Heptares shall not be responsible for any failure by a Third Party to supply Licensed Product or for any other liability arising from the use of any Licensed Product manufactured by such a Third Party.
If requested by Heptares, Neurocrine will, where Neurocrine is Developing the same Compound or Licensed Product, negotiate in good faith and agree the terms of a supply agreement to govern the supply of such Compounds and Licensed Products to Heptares by Neurocrine for the purposes of the exercise by Heptares of the Heptares Retained Rights, at a supply price equal to Neurocrine's fully-burdened cost plus (i) [***] percent ([***]%) for clinical supply or (ii) [***] percent ([***]%) for commercial supply. Heptares shall also be entitled at its option and cost to manufacture or have manufactured by a Third Party CMO any M1 Target Agonists anywhere in the Territory as required by

Heptares to exercise the Heptares Retained Rights.
4.12Pharmacovigilance
Not later than the start of the first Clinical Trial by or on behalf of Heptares in the exercise of the Heptares Retained Rights the Parties will negotiate in good faith and enter into a safety data exchange agreement to govern the Parties' obligations to each other with regard to the exchange of safety data relating to the Licensed Products. Neurocrine will be responsible for creating and maintaining the global safety database for the Licensed Products. With respect to each Research and Development Program, Neurocrine shall be responsible for the monitoring and reporting of safety information, if any, related to such Research and Development Program to all relevant Regulatory Authorities. Neurocrine shall provide copies of such safety information to Heptares to the extent any such filings or any interaction with a Regulatory Authority requires information relating to Compounds or Development activities undertaken by Heptares pursuant to this Agreement and Heptares shall provide such assistance as Neurocrine may reasonably request in connection with the preparation of such filings or provision of information to the Regulatory Authority at Neurocrine’s cost.
4.13Compliance with Laws
Each Party shall perform its responsibilities under this Agreement, including the manufacture of products, in accordance with all applicable Laws. Promptly following the Effective Date, the Parties shall negotiate in good faith and enter into a data processing agreement to govern the sharing between the Parties of any personal data ( as defined in the EU General Data Protection Regulation) including any applicable clinical data, in accordance with applicable Law.
5FINANCIAL PROVISIONS
5.1Upfront Payments
In partial consideration of the rights granted under clause 2.1, within ten (10) days of the Effective Date of this Agreement, Neurocrine shall pay Heptares a one-time lump sum payment of one hundred million USD ($100,000,000) in upfront cash which shall be non-refundable and non-creditable against other payments due hereunder. Such payment shall be made by means of wire transfer of immediately available funds to an account designated in advance in writing by Heptares to Neurocrine.
5.2Milestone Payments
(a)As additional consideration for the grant of rights under this Agreement, and on the terms and subject to the conditions set forth herein, Neurocrine shall make the following one-time payments set forth in clauses 5.2(b) – 5.2(e) to Heptares (collectively the "Milestone Payments") after the achievement by or on behalf of Neurocrine of the corresponding event set forth below (collectively, the "Milestone Events"). Neurocrine will notify Heptares in writing promptly, but in any event no later than (i) [***] days following the achievement of a Milestone Event in clause 5.2(b)-(d) and (ii) [***] days following the end of the Calendar Quarter in which a Milestone Event in clause 5.2(e) is achieved. Neurocrine shall pay to Heptares the Milestone Payment corresponding to such Milestone Event within [***] days of receipt of an invoice issued by Heptares in respect of such Milestone Payment following achievement of such Milestone Event. Such payment shall be made by means of wire transfer of immediately available funds to an account designated in advance in writing by Heptares to Neurocrine.
(b)Clinical Compound Milestone Payments applying to Licensed Products incorporating [***] (to be paid only one time for [***] per milestone event):

Milestone Event	Disease State or Indication
	[***]	[***]	[***]
[***]	$[***]	-	-
[***]	$[***]	$[***]	$[***]
[***]	$[***]	-	-
[***]	$[***]	-	-
[***]	$[***]	$[***]	$[***]
[***]	$[***]	$[***]	$[***]
[***]	$[***]	$[***]	$[***]
[***]	$[***]	$[***]	$[***]
[***]	$[***]	$[***]	$[***]
[***]	$[***]	$[***]	$[***]
[***]	$[***]	$[***]	$[***]
Total	$[***]	$[***]	$[***]

(c)Clinical Compound Milestone Payments applying to Licensed Products incorporating either [***] (to be paid only one time on first achievement of the milestone event by either [***] so that if the same milestone event is achieved in relation to both [***] the Milestone Payment shall only be paid once in relation to the first such Licensed Product that achieves the milestone event):

Milestone Event	Amount
[***][1]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
Total	$[***]
1 [***].
(d)Nonclinical Compound Milestone Payments applying to [***] Licensed Products incorporating

[***]:

Milestone Event	[***]
	[***]	[***]
[***]	$[***]	$[***]
[***]	$[***]	$[***]
[***]	$[***]	$[***]
[***]	$[***]	-
[***]	$[***]	-
[***]	$[***]	$[***]
[***]	$[***]	$[***]
[***]	$[***]	$[***]
[***]	$[***]	$[***]
[***]	$[***]	$[***]
[***]	$[***]	$[***]
[***]	$[***]	$[***]
[***]	$[***]	$[***]
Total (including Japan)	$[***]	$[***]
Total (excluding Japan)	$[***]	$[***]
[***].
(e)Neurocrine shall make the following one-time payments to Heptares upon the first achievement of annual (Calendar Year) Net Sales milestones for each Licensed Product for up to but no more than [***] Licensed Products. Sales of [***] will not count towards the sales milestones in the table below:

Milestone Event	Amount
Annual Net Sales in the Territory Exceed $[***]	$[***]
Annual Net Sales in the Territory Exceed $[***]	$[***]
Annual Net Sales in the Territory Exceed $[***]	$[***]
Annual Net Sales in the Territory Exceed $[***]	$[***]
Total	$[***]

The total sales milestones payable under this clause 5.2(e) shall not exceed $1.0625 billion.
(f)Payments due under the milestones set out in clause 5.2(d) shall be triggered as follows where applicable:
(i)[***]
(ii)[***]
(iii)[***]
(iv)[***]
(v)[***]
5.3Royalty Payments
On a Licensed Product-by-Licensed Product and country-by-country basis, Neurocrine shall pay Heptares a royalty on Net Sales of Licensed Products in the Territory as set forth below ("Royalty

Payment"). The Royalty Payment shall be payable on a country-by-country and Licensed Product-by-Licensed Product basis from the date of Launch of a Licensed Product by Neurocrine in a particular country until the later of:
(a)the expiration of the last Valid Claim in such country covering the new chemical entity of such Licensed Product, or the Formulation or use of such Licensed Product in an Indication for which such Licensed Product obtained Regulatory Approval in such country;
(b)expiration or termination of the Regulatory Exclusivity Period for such Licensed Product in such country; and
(c)[***] years following the date of Launch of such Licensed Product in such country,
(the "Royalty Term").
Neurocrine shall have no obligation to pay any royalty with respect to Net Sales of any Licensed Product in any country after the Royalty Term for such Licensed Product in such country has expired; provided that if and only to the extent that the obligation of Heptares to pay a royalty to [***] in respect of any Licensed Product as defined in [***] in a country extends beyond the Royalty Term in which case Neurocrine shall continue to pay Heptares only the royalty on Net Sales of such Licensed Product and Amendment Letter Product in such country at the rate (as may be reduced) set forth in [***] until the date that such obligation ceases instead of the royalty rates calculated as set forth below. Heptares represents and warrants to Neurocrine that [***]. Heptares shall provide Neurocrine prompt written notice (in any event within [***] days) of [***].
The Royalty Payments for Licensed Products shall be paid as a percentage of Net Sales in the Territory in each Calendar Year as follows depending on whether the Licensed Product incorporates a Clinical Compound or a Nonclinical Compound:

Annual Net Sales in the Territory:	Clinical Compound Royalty Rate	Nonclinical Compound Royalty Rate
Less than $[***]	[***]%	[***]%
Greater than or equal to $[***] and less than $[***]	[***]%	[***]%
Greater than or equal to $[***] and less than $[***]	[***]%	[***]%
Greater than or equal to $[***]	[***]%	[***]%

For clarity, these royalty rates are tiered and are based on the aggregate of Net Sales in the Territory in a given Calendar Year, such that, for example, if Net Sales of Licensed Product [***] in a given Calendar Year, the royalty payable for such Calendar Year is [***].
5.4Reduction of Royalty
(a)Blocking Third Party Patent Rights. If, during the Term, Neurocrine determines, in its reasonable judgment, that it is necessary to obtain rights under any Blocking Third Party Patent Rights in order to Exploit a Licensed Product in accordance with this Agreement, then Neurocrine shall promptly notify Heptares. In the event a license or acquisition of Blocking Third Party Patent Rights is obtained, and any amounts are paid by Neurocrine or its Affiliate or Sublicensee to any Third Party to license or acquire such Blocking Third Party Patent Rights ("Third Party Payments"), Neurocrine shall have the right to reduce the Royalty Payments otherwise payable to Heptares under clause 5.3 in a given period by up to [***] percent ([***]%) of the Third Party Payments made in such period, subject to clause 5.4(d) below.
(b)Generic Products. On a Licensed Product-by-Licensed Product basis, if in any country in the Territory during the Royalty Term for a Licensed Product unit sales of all Generic Products in such country in a Calendar Quarter as a percentage of the sum of unit sales of such Licensed Product (including all such Generic Products) in such country ("Generic Penetration") are at least [***] percent ([***]%), the royalty rates in clause 5.3 shall be reduced by [***] percent ([***]%) until the end of the Royalty Term for such Licensed Product in such country, subject to clause 5.4(d) below.
(c)No Valid Claim. The royalty rates set out in clause 5.3 shall be reduced by [***] percent ([***]%) in any country in the Territory where there is not a Valid Claim covering the new chemical entity of such Licensed Product, or the Formulation or the use of such Licensed Product in an Indication for which such Licensed Product obtained Regulatory Approval in such country, subject to clause 5.4(d) below.
(d)Maximum Royalty Adjustment. The royalty payable with respect to Net Sales of a Licensed Product sold by Neurocrine or its Affiliates or Sublicensees in any country of the Territory in any Calendar Quarter shall not as a result of adjustments made pursuant to clauses 5.4(a), 5.4(b) and 5.4(c) be less than [***] percent ([***]%) of the Royalty Payments payable pursuant to clause 5.3 prior to such adjustments thereof. Credits not exhausted in any Calendar Quarter may be carried into future Calendar Quarters.
5.5Heptares Third Party Payments
The Parties acknowledge and agree that Heptares shall remain responsible for, and shall promptly discharge, any and all payments payable to [***] (or its successor-in-interest) in connection with [***].
5.6Royalty Payments and Statement
Neurocrine shall within [***] days of the end of each Calendar Quarter provide to Heptares a flash report showing the estimated Net Sales made in such Calendar Quarter and an estimate of the royalties payable to Heptares in respect of such estimated Net Sales. Neurocrine shall pay to Heptares the Royalty Payment quarterly in accordance with this clause 5.6 by means of wire transfer of immediately available funds to an account designated in advance in writing by Heptares to Neurocrine. Neurocrine shall calculate all amounts payable to Heptares pursuant to clause 5.3 as adjusted pursuant to clause 5.4 at the end of each Calendar Quarter, which amounts shall be converted to USD, in accordance with clause 5.9. Neurocrine shall pay to Heptares the royalty amounts due with respect to a given Calendar Quarter within [***] days after the end of such Calendar Quarter. Each payment of royalties due to Heptares shall be accompanied by a report setting forth for such Calendar Quarter the following information for Licensed Product: (a) the amount of gross sales and Net Sales of Licensed Product on a Licensed Product-by-Licensed Product and country-by-country basis (including such amounts expressed in local currency and converted to USD); and (b) a calculation of the amount of royalties due to Heptares on account of Net Sales of Licensed Product.
5.7Taxes
The milestones, royalties and other amounts payable by Neurocrine to Heptares pursuant to this Agreement (each, a "Payment") shall be paid free and clear of any and all taxes, except for any withholding taxes required by applicable Law. Except as provided in this clause 5.7 and subject to clause 5.8, Heptares shall be solely responsible for paying any and all taxes (other than withholding taxes required by applicable Law to be deducted from Payments and remitted by Neurocrine) levied on account of, or measured in whole or in part by reference to, any Payments it receives. Neurocrine shall deduct or withhold from the Payments any taxes that it is required by applicable Law to deduct or withhold. Notwithstanding the foregoing, if Heptares is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, applicable withholding tax, it may deliver to Neurocrine or the appropriate Governmental Authority (with the assistance of Neurocrine to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding tax or to relieve Neurocrine of its obligation to withhold such tax and Neurocrine shall apply the reduced rate of withholding tax or dispense with withholding tax, as the case may be; provided that Neurocrine has received evidence, in a form satisfactory to Neurocrine, of Heptares’ delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) prior to the time that the Payments are due. If, in accordance with the foregoing, Neurocrine withholds any amount, it shall pay to Heptares the balance when due, make timely payment to the proper taxing authority of the withheld amount and send to Heptares proof of such payment within [***] days following such payment. If any such withholding tax is assessed against, or paid (but in each case not withheld), by Neurocrine, then Heptares will pay the relevant amount of such withholding tax to Neurocrine. In the event that a Governmental Authority retroactively determines that a payment made by Neurocrine to Heptares under this Agreement should have been subject to withholding taxes (or to additional withholding taxes), and Neurocrine remits such withholding taxes to the Governmental Authority, including any interest and penalties that may be imposed thereon, at the option of Neurocrine, then Heptares will pay the relevant amount of any withholding tax (excluding any interest and penalties thereon which shall be payable by Neurocrine) to

Neurocrine.
5.8VAT
Notwithstanding anything contained in clause 5.7, this clause 5.8 shall apply with respect to VAT. All Payments or other consideration are exclusive of VAT. If any VAT is chargeable in respect of any Payments or other consideration, the paying Party (being the Party making the payment or providing the other consideration), shall pay VAT which is accountable to a tax authority by the payee Party (being the recipient of the payments or other consideration) at the applicable rate in respect of any such Payments following the receipt of a VAT invoice in the appropriate form in compliance with applicable Law issued by the payee in respect of those Payments or other consideration, such VAT to be payable on the later of the due date of the payment of the Payments (or provision of other consideration) to which such VAT relates and [***] days after the receipt by the paying Party of the applicable invoice relating to that VAT payment. The Parties shall issue valid invoices for all goods and services supplied under this Agreement consistent with the applicable Law governing such VAT, and to the extent any invoice is not initially issued in an appropriate form, the Parties shall cooperate to provide such information or assistance as may be necessary to enable the issuance of such invoice consistent with the applicable Law governing such VAT. Where under the terms of this Agreement one Party is liable to indemnify or reimburse the other Party (or an Affiliate of that other Party) in respect of any costs, charges or expenses, the payment shall only include an amount equal to any VAT thereon not otherwise recoverable by the other Party (or its Affiliate), subject to that Party or representative member using all reasonable efforts to recover such amount of VAT as may be practicable.
5.9Currency Exchange
All payments to either Party under this Agreement shall be made by deposit of USD in the requisite amount to such bank account as the receiving Party may from time to time designate by written notice to the paying Party. For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales expressed in currencies other than USD), Neurocrine shall convert any amount expressed in a foreign currency into USD equivalents using its, its Affiliate’s or Sublicensee’s standard conversion methodology consistent with GAAP.
5.10Records Retention; Financial Audit; Consolidation Reporting
(a)Record Retention. Each Party shall and shall cause its Affiliates and its and their Sublicensees to, keep complete and accurate financial books and records pertaining to the Development and Commercialization of Licensed Products hereunder (including with respect to Neurocrine, Net Sales of Licensed Products and with respect to Heptares, Development Costs) to the extent required to calculate and verify all amounts payable hereunder. Each Party shall, and shall cause its Affiliates and its and their Sublicensees to, retain such books and records until the later of (a) [***] years after the end of the period to which such books and records pertain and (b) the expiration of the applicable tax statute of limitations (or any extensions thereof) or for such longer period as may be required by applicable Law.
(b)Financial Audit. Each Party shall have the right to have an independent certified public accounting firm of internationally recognized standing reasonably acceptable to the other Party ("Auditor") to have access during normal business hours, upon reasonable prior written notice, to such of the records of the other Party and its Affiliates as may be required to verify the accuracy of the calculation of Development Costs, Milestone Payments, Net Sales and Royalty Payments due for any year, no more frequently than once per year. The same records may be audited only once. All information subject to review under this clause 5.10(b) is subject to the confidentiality provisions of clause 6 and the auditing Party shall cause the Auditor to enter into a reasonably acceptable confidentiality agreement with the audited Party obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement. The Auditor shall disclose to the auditing Party only the amounts which the Auditor believes to be due and payable hereunder to such Party or, in the case of Development Costs, to have been due and payable hereunder to the audited Party and shall provide a copy of the same to the audited Party, and shall disclose no other information revealed in such audit. Any and all records of the audited Party and its Affiliates examined by such Auditor shall be deemed the audited Party’s Confidential Information, which may not be disclosed by said Auditor to any Third Party or (except for the information expressly sought to be confirmed by the auditing Party as set forth in this clause 5.10(b)) to the auditing Party. The auditing Party shall bear all costs of such audit, unless the audit reveals a discrepancy in its favour of more than [***] percent ([***]%), in which case the audited Party shall bear the cost of the audit.

(c)Payment of Additional Amounts. If, based on the results of any audit conducted under clause 5.10(b), additional payments are owed to the auditing Party or the auditing Party was overcharged for Development Costs under this Agreement, then the audited Party shall make such additional payments or refund Development Costs within [***] days after the Auditor’s written report is delivered to the Parties, with interest calculated thereon in accordance with clause 5.12. If the results of the audit show that the audited Party over-reported and overpaid amounts due or the audited Party undercharged Development Costs, then the auditing Party shall refund excess amounts or pay additional Development Costs within [***] days after the Auditor’s written report is delivered. If the report is contested by either, the Parties shall follow the dispute resolution procedures described in clause 5.10(d).
(d)Audit Dispute. In the event of a dispute with respect to any audit under clause 5.10(b), Heptares and Neurocrine shall work in good faith to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within [***] days, the dispute shall be submitted for resolution to a certified public accounting firm jointly selected by each Party’s certified public accountants or to such other person as the Parties shall mutually agree (the "Dispute Auditor"). The decision of the Dispute Auditor shall be final and the costs of such dispute resolution as well as the initial audit shall be borne between the Parties in such manner as the Auditor shall determine. Not later than [***] days after such decision and in accordance with such decision, the Parties shall make reconciling payments as described in Section 5.10(c).
5.11Payment Details
Any payments due to be paid by Neurocrine to Heptares shall be made to the account details set out below:
[***]
or such other account as Heptares shall designate before any such payment is due.
5.12Interest on Late Payments
If any payment due to either Party under this Agreement is not paid when due, then such paying Party shall pay interest thereon (before and after any judgment) at an annual rate (but with interest accruing on a daily basis) of [***]% above the [***] rate, as adjusted from time to time on the first [***] business day of each month, such interest to run from the date on which payment of such sum became due until payment thereof in full together with such interest.
6CONFIDENTIALITY
6.1Protection of Confidential Information
The Receiving Party shall not disclose or disseminate Confidential Information of the Disclosing Party to any Third Party, unless expressly permitted hereunder, and shall not use such Confidential Information for any purpose other than in performing the Receiving Party’s obligations or exercising the Receiving Party’s rights hereunder. In addition, the Receiving Party shall take reasonable steps to protect the Confidential Information of the Disclosing Party from unauthorized use or disclosure, which steps shall be no less than those the Receiving Party takes to protect its own confidential and/or proprietary material of a similar nature. The foregoing obligations shall apply equally to all copies, extracts and summaries of the Disclosing Party’s Confidential Information.
6.2Certain Permitted Disclosures
(a)Disclosure Required by Law. Notwithstanding the foregoing, each of Heptares and Neurocrine may disclose Confidential Information of the other Party to a Third Party to the extent such disclosure is made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or regulatory body of competent jurisdiction or, if in the reasonable opinion of the Receiving Party’s legal counsel, such disclosure is otherwise required by Law, including by reason of filing with securities regulators; provided, however, that if a Party is required by Law to make any such disclosure of the Disclosing Party’s Confidential Information, to the extent it may legally do so it shall give reasonable advance notice to the Disclosing Party of such disclosure to permit the Disclosing Party to use its reasonable efforts to secure confidential treatment of such Confidential Information prior to disclosure (whether through protective orders or otherwise); and provided, further, that the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order.
(b)Disclosure to Certain Third Parties. The Receiving Party may disclose such of the Disclosing Party’s Confidential Information to its Affiliates, and its and their respective employees and permitted subcontractors who have a need to know such Confidential Information and who are bound by written obligations of confidentiality and non-use at least as stringent as those by which the Receiving Party is bound hereunder.
(c)Exploitation of Compounds and Licensed Products by Neurocrine. Neurocrine and its Affiliates and its and their Sublicensees may disclose the Confidential Information of Heptares that is specific to Compounds or Licensed Products to the extent that such disclosure is made to its or their attorneys, auditors, advisors, consultants, contractors, existing or prospective collaboration partners, licensees, sublicensees, any Regulatory Authorities or other Third Parties for use by such persons as may be reasonably necessary or useful in connection with the Exploitation of Compounds or Licensed Products (including in connection with any filing, application or request for Regulatory Approval by or on behalf of Neurocrine or any of its Affiliates or its or their Sublicensees) or otherwise in connection with the performance of its obligations or exercise of Neurocrine’s rights as contemplated by this Agreement, provided that each recipient (other than Regulatory Authorities) is bound by written obligations of confidentiality and non-use at least as stringent as those by which the Receiving Party is bound hereunder.
(d)Exploitation of Compounds and Licensed Products by Heptares. Heptares and its Affiliates and its and their licensees and sublicensees may disclose the Confidential Information of Neurocrine that is specific to Compounds or Licensed Products to the extent that such disclosure is made to its or their attorneys, auditors, advisors, consultants, contractors, existing or prospective collaboration partners, licensees, sublicensees, any Regulatory Authorities or other Third Parties for use by such persons as may be reasonably necessary or useful in connection with and to the extent that Heptares has a license to use such Confidential Information for the Heptares Retained Rights (including in connection with any filing, application or request for Regulatory Approval by or on behalf of Heptares or any of its Affiliates or its or their licensees or sublicensees) or otherwise in connection with the performance of its obligations or exercise of Heptares’ rights as contemplated by this Agreement, provided that each recipient (other than Regulatory Authorities) is bound by written obligations of confidentiality and non-use at least as stringent as those by which the Receiving Party is bound hereunder.
(e)Patent Filings. Neurocrine may disclose Confidential Information of Heptares to a Third Party to the extent such disclosure is made by or on behalf of Neurocrine to a patent authority as may be reasonably necessary or useful for purposes of obtaining or enforcing a Patent covering a Compound or a Licensed Product.
(f)Disclosure to Investors and Acquirers. The Receiving Party may disclose such of the Disclosing Party’s Confidential Information to potential or actual investors or acquirers as may be necessary in connection with their evaluation of such potential or actual investment or acquisition; provided, however, that such persons shall be bound by written obligations of confidentiality and non-use at least as stringent as those by which the Receiving Party is bound under this clause 6 (provided that the term of the obligations may be shorter but not less than [***] years).
6.3Return of Confidential Information. Upon expiration or termination of this Agreement, the Receiving Party shall promptly return, or at the Disclosing Party’s request, destroy or delete, all of the Disclosing Party’s Confidential Information except to the extent that the Receiving Party has a continuing license to use such Confidential Information, provided that the Receiving Party may retain one copy for its legal files, subject to its continuing obligations under this clause 6.
6.4Unauthorized Use. If either Party becomes aware or has knowledge of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information, it shall promptly notify the Disclosing Party of such unauthorized use or disclosure.

6.5Public Disclosure
(a)Neither Party shall use the name, logo or trademark of the other Party or of any director, officer, employee or agent of the other Party or any adaptation thereof in any advertising, promotional or sales literature, publicity or in any document employed to obtain funds or financing without the prior written approval of the Party or individual whose name is to be used. The restrictions imposed by this clause 6.5 shall not prohibit either Party from making any disclosure identifying the other Party that is required by applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted). As exceptions to the foregoing:
(i)The Parties shall issue a joint press release substantially in the form set out at Schedule 3. Neither Party shall issue any other public announcement, press release or other public disclosure regarding this Agreement or its subject matter, or shall publicly disclose the terms of this Agreement, without the other Party’s prior written consent, except for any such disclosure that is in the opinion of the disclosing Party’s or its Affiliate’s counsel, required by applicable Law or the rules of a stock exchange on which the securities of the disclosing Party or its Affiliate are listed (or to which an application for listing has been submitted). In the event a Party or its Affiliate is, in the opinion of its legal counsel, required to make such a public disclosure, such Party shall, or shall procure that its Affiliate shall, submit the proposed disclosure (including, if applicable, a proposed redacted version of this Agreement to be filed with a regulator or stock exchange) in writing to the other Party as far in advance as reasonably practicable so as to provide a reasonable opportunity to comment thereon. Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement or any amendment to this Agreement that has already been publicly disclosed by such Party or its Affiliate or by the other Party or its Affiliate, in accordance with this clause 6.5, provided that such information remains accurate as of such time and provided the frequency and form of such disclosure are reasonable.
(b)Publications. Neurocrine shall be free to publicly disclose research, development and commercial information (including with respect to regulatory matters) regarding the Compounds and Licensed Products, provided that during the Research Term, any publication of Heptares Existing Compound Know-How shall be subject to prior review by Heptares for issues of patentability and protection of its Confidential Information, in a manner consistent with applicable Law and industry practices. Any proposed public disclosure of research, development and commercial information (including with respect to regulatory matters) regarding M1 Target Agonists in connection with the Heptares Retained Rights shall be subject to the review and approval of the JSC, provided that during the Research Term, any publication of Heptares Existing Compound Know-How shall be subject to prior review by Neurocrine for issues of patentability in a manner consistent with applicable Law and industry practices.
6.6Subject to limited disclosure in accordance with clauses 6.2 and 6.5, the content and terms of this Agreement shall be considered Confidential Information of the Parties and shall remain subject to the obligations set out in clause 6.1.
7INTELLECTUAL PROPERTY
7.1Preparation, Filing, Prosecution and Maintenance of Patents
Neurocrine shall have the right and the obligation as provided in this clause 7.1 and subject to the remaining provisions of this clause 7.1, at its cost through the use of internal or outside counsel as it may reasonably determine, to prepare, file, prosecute and maintain the Licensed Patents in the Territory and the Neurocrine Patents and Joint Patents worldwide, and to be responsible for any related interference, re-issuance, re-examination and opposition; provided that if Neurocrine proposes to make any new filing (of a patent application or any other substantive communication) for a Patent in the Licensed Patents in the Territory or the Neurocrine Patents or Joint Patents worldwide, Neurocrine shall provide a draft of any such proposed filing to Heptares for review and comment and will consider Heptares’ comments in good faith. Neurocrine shall prosecute and maintain the Licensed Patents (including Joint Patents) and the Neurocrine Patents in at least the US and EU, in each case consistent with Neurocrine’s patent strategy for Patents owned by Neurocrine. Heptares shall prosecute and maintain the Licensed Patents (including Joint Patents) and the Neurocrine Patents that cover M1 Target Agonists in Japan, in each case consistent with Heptares' patent strategy for Patents owned by Heptares, and provided that if Heptares proposes to make any new filing (of a patent application or any other substantive communication) for any such Patent in Japan, Heptares shall provide a draft of any such proposed filing to Neurocrine for review and comment and will consider Neurocrine's comments in good faith provided that Heptares shall not make any such proposed filing if Neurocrine believes that such filing would be reasonably likely to have a material adverse effect on the Development and Commercialization of any Licensed Product in the Territory or on any of the Licensed Patents or any of the Neurocrine Patents in the Territory. In the event Neurocrine decides that it is no longer interested in prosecuting or maintaining any particular Patent(s) from among the Licensed Patents (including Joint Patents) or any Neurocrine Patents in a particular country (each a “Discontinued Patent”) and Neurocrine is not and has not filed a continuation or divisional application to such Discontinued Patent, Neurocrine shall notify Heptares and provide Heptares with an opportunity to assume, at Heptares’ expense, control of the prosecution and/or maintenance of such Discontinued Patent.
7.2Patent Term Extension and Supplementary Protection Certificate
As between the Parties, Neurocrine shall have the sole right to make decisions regarding and to apply for (in each case in consultation with Heptares) patent term extensions, including supplementary protection certificates and any other extensions that are now or become available in the future, wherever applicable, for Licensed Patents (including Joint Patents) and Neurocrine Patents in any country save for any such Patents that cover M1 Target Agonists in Japan. Heptares shall retain the sole right to apply for (in each case in consultation with Neurocrine), patent term extensions, including supplementary protection certificates and any other extensions that are now or become available in the future, wherever applicable, for Licensed Patents (including Joint Patents) and Neurocrine Patents that cover M1 Target Agonists in Japan. Each Party shall provide prompt and reasonable assistance, as requested by the other Party, including by taking such action as is required under any applicable Law to obtain such extension or supplementary protection certificate.
7.3Patent Listings
As between the Parties, Neurocrine shall have the sole right to make all filings with Regulatory Authorities in the Territory with respect to Licensed Patents (including Joint Patents) and Neurocrine Patents, including as required or allowed in the US, in the FDA’s Orange Book or other international equivalents (save in relation to Licensed Patents (including Joint Patents) and Neurocrine Patents that cover M1 Target Agonists in Japan, where Heptares shall retain such right).
7.4Information Exchange with Heptares
Neurocrine shall keep Heptares reasonably apprised of material developments regarding the preparation, filing, maintenance and prosecution of Licensed Patents in the Territory and Neurocrine Patents, shall provide Heptares with a reasonable opportunity to comment and make requests regarding the same and shall take such requests into account. Heptares shall keep Neurocrine reasonably apprised of material developments regarding the preparation, filing, maintenance and prosecution of Licensed Patents (including Joint Patents) and Neurocrine Patents that cover M1 Target Agonists in Japan, shall provide Neurocrine with a reasonable opportunity to comment and make requests regarding the same and shall not make any filing if Neurocrine believes that such filing would be reasonably likely to have a material adverse effect on the Development and Commercialization of any Licensed Product in the Territory or on any of the Licensed Patents or any of the Neurocrine Patents in the Territory. Neurocrine shall also provide to Heptares an updated list of the Licensed Patents every six months from the Effective Date which details the current status of each Licensed Patent. Heptares shall cooperate with Neurocrine to the extent reasonably necessary for Neurocrine to prosecute the Licensed Patents in the Territory, including the execution and delivery of documents at Neurocrine’s reasonable cost.
7.5IP Committee. Within [***] days after the Effective Date, the Parties shall establish a joint IP committee by each Party designating one of its representatives as a member of such committee ("IP Committee"). Each member shall have the appropriate background and expertise to contribute to the IP Committee. Each Party may change its representative on the IP Committee from time to time by notice to the other Party. The IP Committee shall meet as often as the IP Committee shall decide and shall act as a forum for discussing matters relating to clauses 7.1-7.4 above. The members of the IP Committee may decide to refer matters on which they cannot agree to the JSC for discussion and resolution.

7.6Infringement of the Patents
In the event that either Party learns of any infringement of any Licensed Patents (including Joint Patents) or Neurocrine Patents under this Agreement or any certification filed under the Hatch-Waxman Act or declaratory judgment action claiming that any Licensed Patents or Neurocrine Patents are invalid or unenforceable or claiming that any such Patents would not be infringed by the making, use, offer for sale, sale or import of a product for which an application under the Hatch-Waxman Act is filed or any equivalent or similar certification or notice in any jurisdiction worldwide (each an "Infringement"), such Party shall promptly, but in all cases within [***] days of any notice of Infringement, inform the other Party and shall provide the other Party with reasonable evidence of such Infringement of which it is aware. Neurocrine shall have the sole right, but not the obligation, to initiate and litigate at its sole cost and expense any Infringement action against any party believed to be infringing the Licensed Patents (including Joint Patents) or Neurocrine Patents, except that Heptares shall have the first right, but not the obligation, to initiate and litigate at its sole cost and expense any Infringement action against any party believed to be infringing the Licensed Patents or Neurocrine Patents that cover the M1 Target Agonists in Japan provided that Heptares shall not take any such action if Neurocrine believes that taking such action would be reasonably likely to have a material adverse effect on the Development and Commercialization of any Licensed Product in the Territory or on any of the Licensed Patents or any of the Neurocrine Patents in the Territory. In the event the Party having such right ("the Enforcing Party") elects to initiate such proceeding, the Enforcing Party shall have the sole right to direct the litigation, to name the other Party in any such litigation proceeding as a party, and to elect when, whether and on what terms to settle such litigation at its cost and to receive any awards. The other Party shall cooperate fully in any Infringement action pursuant to this clause 7.6, including by being named as a necessary party to, such action at the Enforcing Party’s cost and subject to the other Party being indemnified by the Enforcing Party in respect of all costs and liabilities associated with being so named. In the event that the Enforcing Party elects not to initiate such proceeding to enforce Licensed Patents, Heptares Existing Compound Patents or Arising Patents owned solely by Heptares, the other Party shall have the right to initiate and litigate the claim of Infringement at other Party’s sole cost and expense, and to name the Enforcing Party in any such litigation proceeding as a party, and to elect when, whether and on what terms to settle such litigation and to receive any awards; provided that, if the Enforcing Party has notified the other Party that it had elected not to initiate such proceedings because it reasonably believed that such proceedings would be detrimental or prejudicial to the Enforcing Party's rights under this Agreement, the other Party shall not have the right to initiate or litigate any proceedings with respect to such Infringement. In any event, the Party not directing such proceeding shall reasonably assist the Party directing such proceeding and cooperate in any such litigation at the request and expense of the Party directing the proceeding. Each Party may at its own expense and with its own counsel join any proceeding initiated and directed by the other Party under this clause 7.6. Heptares shall (at Neurocrine’s request and expense) use its reasonable efforts to cause [***] to (a) reasonably assist Heptares and Neurocrine and cooperate in any such litigation with respect to any Licensed Patent licensed to Heptares pursuant to the [***] and (b) join such litigation if [***] is deemed to be a necessary party to such litigation, in each case to the extent provided in and subject to the terms of the [***]. Before taking any action under this clause 7.6, the Party seeking to initiate the action shall give written notice to the other Party informing it of the steps it considers need to be taken and the Parties shall, before any such action is initiated, discuss in good faith the manner, timing and the Party responsible for initiating such action(s). Any damages awarded to Neurocrine or to Heptares that are attributable to loss of sales or profits with respect to Licensed Products in the Territory shall, [***].
7.7Defence of Claims Brought by Third Parties
Subject to clause 7.8 in respect of the Heptares Platform and to clause 11, if a Third Party initiates a proceeding claiming that any patent owned by or licensed to such Third Party is infringed by the Exploitation of a Compound or Licensed Product under this Agreement, the Party against which the claim has been brought shall have the right, but not the obligation, to defend against such proceeding at its sole cost and expense. In the event such Party elects to defend against such proceeding, that Party shall have the sole right to direct the defence and to elect when, whether and on what terms to settle such claim. In the event a proposed settlement involves Neurocrine obtaining a license under Blocking Third Party Patent Rights, the provisions of clause 5.4(a) shall apply. The other Party shall reasonably assist the defending Party in the defence of such proceeding and cooperate in any such litigation at the request and expense of the defending Party, including, if requested by the defending Party, joining such action, and executing all papers and performing such acts as the defending Party may reasonably require. The other Party may at its own expense and with its own counsel join any defence initiated and directed by the defending Party under this clause 7.7. Each Party shall provide the other with prompt written notice of the commencement of any such proceeding, or of any allegation of infringement of which a Party becomes aware and that is of the type described in this clause 7.7, and such Party shall promptly furnish the other with a copy of any Third Party notice communicating the alleged infringement and with copies of all pleadings and evidence served or filed in any suit or proceeding relating to such Third Party infringement claim.

7.8Heptares Platform IP
Heptares shall own the Heptares Platform and the Heptares Platform IP. Heptares shall also own all Heptares Platform Improvements, whether or not created, invented, identified or synthesised by Heptares, Neurocrine or jointly by Heptares and Neurocrine during the Term. At the request of Heptares and at Heptares’ expense, Neurocrine shall, and shall procure that any of its employees, agents and subcontractors shall, do all acts and things (including making declarations, oaths and providing assistance in relation to the supply of information for any patent applications) and execute all documents that may be reasonably necessary under the Laws of any country for ensuring that all rights in any Heptares Platform Improvements are assigned to Heptares together with the right to sue for past infringement and recover damages. Heptares will be solely responsible, at its expense, for the preparation, filing, prosecution, maintenance and enforcement of all Patents within the Heptares Platform IP including, without limitation, any related interference, re-issuance, re-examination and opposition proceedings. Heptares will be solely responsible for defending any proceedings initiated by a Third Party claiming that the Heptares Platform IP are invalid or any patent owned by or licensed to such Third Party is infringed by use of the Heptares Platform or any Heptares Platform Improvement to identify, generate or optimise compounds.
7.9Ownership of Neurocrine Background IP
As between the Parties, Neurocrine shall own all Neurocrine Background IP.
7.10Ownership of Heptares Existing Compound IP
As between the Parties, Heptares shall own the Heptares Existing Compound IP.
7.11Ownership of Arising IP
Ownership of all Arising IP shall be based on inventorship, as determined in accordance with the rules of inventorship under United States patent laws. Each Party shall solely own all Arising Know-How made solely by its and its Affiliates’ employees, agents, or independent contractors, and all Arising Patents that claim or cover such Arising Know-How. The Parties shall jointly own all Arising Know-How that is made jointly by employees, agents, or independent contractors of one Party and its Affiliates together with employees, agents, or independent contractors of the other Party and its Affiliates, and all Arising Patents that claim or cover such Arising Know-How. Except to the extent either Party is restricted by the licenses granted to the other Party or exclusivity or non-compete obligations under this Agreement, each Party shall be entitled to practice, license, assign and otherwise exploit the jointly-owned Arising IP without the duty of accounting or seeking consent from the other Party. Each Party shall promptly disclose to the other Party all Arising Know-How made by such Party to which the other Party has a license hereunder during the Term, including all invention disclosures or other similar documents submitted to such Party by its or its Affiliates’ employees, agents or independent contractors relating to such inventions, and shall also respond promptly to reasonable requests from the other Party for additional information relating to such inventions. Each employee, agent or independent contractor of a Party or its respective Affiliates performing work under this Agreement shall, prior to commencing such work, be bound by invention assignment obligations, including: (i) promptly reporting any invention, discovery, process or other intellectual property right; (ii) presently assigning to the applicable Party or Affiliate all of his or her right, title and interest in and to any invention, discovery, process or other intellectual property; (iii) cooperating in the preparation, filing, prosecution, maintenance and enforcement of any patent and patent application; and (iv) performing all acts and signing, executing, acknowledging and delivering any and all documents required for effecting the obligations and purposes of this Agreement. It is understood and agreed that such invention assignment agreement need not reference or be specific to this Agreement.
7.12Co-operation
At the request of Neurocrine or Heptares (as the case may be), the other Party shall, and shall procure that any of its or its Affiliates’ employees, agents and subcontractors shall, do all acts and things (including making declarations, oaths and providing assistance in relation to the supply of information for any patent applications) and execute all documents that may be reasonably necessary or useful in connection with the filing, prosecution and maintenance of Patents under this clause 7.

7.13Trademarks for Licensed Product
Neurocrine shall be solely responsible for developing, selecting, searching, registering and maintaining, and shall be the exclusive owner of, all trademarks, trade dress, logos, slogans, designs, copyrights and domain names used on and/or in connection with Licensed Products provided that Heptares shall be responsible for the foregoing for Licensed Products that are M1 Target Agonists for use in all indications in Japan. Upon Heptares’ request, the Parties shall negotiate and enter into a trademark license agreement pursuant to which Neurocrine will grant Heptares an exclusive, payment free, sub-licensable license under any trademarks and trade dress used by or on behalf of Neurocrine exclusively in connection with the Licensed Products, for the purposes of exercising the Heptares Retained Rights.
7.14Trademarks for Heptares Platform
Heptares shall be solely responsible for developing, selecting, searching, registering and maintaining, and shall be the exclusive owner of, all trademarks, trade dress, logos, slogans, designs, copyrights and domain names used on and/or in connection with the Heptares Platform, Heptares Platform IP and Heptares Platform Improvements.
7.15Joint Research Agreement
This Agreement is a joint research agreement within the meaning of pre-AIA 35 U.S.C. § 103(c) and AIA 35 U.S.C. § 102(c).
8TERM AND TERMINATION
8.1Term
Unless terminated earlier pursuant to this clause 8 the term of this Agreement shall commence on the Effective Date (except for clauses 6, 9.3 and 12.12, which shall commence on the Execution Date) and shall continue in full force and effect on a Licensed Product-by-Licensed Product and country-by-country basis until the expiration of the Royalty Term in such country (the "Term"). Upon expiration of the Royalty Term, on a Licensed Product-by-Licensed Product and country-by-country basis the license granted to Neurocrine pursuant to clause 2.1 shall be a fully paid, irrevocable, perpetual license.
8.2Termination at Will by Neurocrine
Neurocrine shall have the right to terminate this Agreement for any reason or no reason:
(a)in its entirety or on a Target-by-Target basis during the Research Term on one hundred and eighty (180) days’ written notice to Heptares; and
(b)following the end of the Research Term, in its entirety or on a Target-by-Target basis, on ninety (90) days’ prior written notice to Heptares.
Neurocrine shall remain liable to pay (a) any Milestone Payments that have become due for payment and/or (b) Royalty Payments on Net Sales by Neurocrine (in accordance with GAAP), in each case (a) and (b) on or before the Termination Date.
8.3Termination by Heptares
Heptares shall have the right to terminate this Agreement on a Target-by-Target basis on one hundred and twenty (120) days’ written notice to Neurocrine if after the end of the Research Term, for a continuous period of not less than three hundred and sixty five (365) days, no material Development activities have been undertaken by or on behalf of Neurocrine on (a) any Compound or Licensed Product that is an M4 Target Agonist or (b) Compounds or Licensed Products that are M1 Target Agonists and Compounds or Licensed Products that are M1/M4 Dual Target Agonists; provided that, (i) if the absence of material Development Activities relates to one of (a) or (b) but not both (a) and (b)

the rights of Heptares set out in this clause shall apply only to the Target Agonist in relation to which no such material Development activities have been undertaken and (ii) at least three (3) months prior to providing notice of the termination, Heptares shall notify Neurocrine of its concerns and the Parties shall discuss in good faith the reasons why Neurocrine is not undertaking such material Development activities and its plans for recommencing such activities and if there is a dispute regarding Heptares' right to terminate under this clause the Parties shall refer the matter to the dispute resolution provisions of clause 8.5; provided that Heptares shall not have the right to terminate this Agreement pursuant to this clause 8.3 if: (A) Neurocrine recommences material Development activities during either the one hundred and twenty (120) day notice period or the [***] months period prior to such notice period or (B) Neurocrine is acting in accordance with activities that have been approved by Heptares at the JSC, in either case the Heptares notice of termination shall be withdrawn automatically and shall be void ab initio.
8.4Material Breach
In the event of a material breach of this Agreement, the non-breaching Party shall have the right to terminate this Agreement in its entirety (if the breach is material to the Agreement as a whole) by written notice to the breaching Party specifying the nature of such breach in reasonable detail. Such termination shall become effective [***] days from receipt of such notice by the breaching Party, except that such period shall be [***] days in the event the basis of the alleged material breach is a failure to make payment(s) under this Agreement, unless the breaching Party has cured such breach within such [***] or [***] day period (as applicable). Notwithstanding the foregoing: (a) except in the event the basis of the alleged material breach is a failure to make payment(s) under this Agreement, such [***]-day cure period shall be extended for an additional [***] days or such longer period as is reasonably required to cure such breach if the breaching Party is employing ongoing, good faith efforts to cure such alleged material breach; (b) in the event the basis of the alleged material breach is a failure to make payment(s) under this Agreement and the alleged breaching Party (i) notifies the non-breaching Party, during such thirty (30)-day cure period, of a bona fide dispute regarding whether such payment(s) are due; and (ii) pays the undisputed portion of such payment(s) on or before providing such notice, such [***]-day cure period shall be tolled pending resolution of such dispute pursuant to clause 8.5, and in the event the dispute is finally resolved against the Party allegedly in material breach, the applicable cure period shall commence upon such final resolution; and (c) in the event the basis of the alleged material breach is other than a failure to make payment(s) under this Agreement and the alleged breaching Party notifies the non-breaching Party, during such [***]-day cure period, of a bona fide dispute regarding the alleged breach, such [***]-day cure period shall be tolled pending resolution of such dispute pursuant to clause 8.5, and in the event the dispute is finally resolved against the Party allegedly in material breach, the applicable cure period shall commence upon such final resolution.
8.5Dispute Resolution
Any dispute arising out of an allegation of material breach of this Agreement or any other dispute, controversy or claim that may arise out of or in connection with this Agreement, will be resolved as follows:
(a)the Senior Officers will meet to attempt to resolve the dispute by good faith negotiations. If the Senior Officers cannot resolve the dispute within [***] days after a Party requests such negotiations, then each Party will attempt in good faith to settle the dispute by mediation pursuant to clause 8.5(b);
(b)the mediation of any dispute is to be administered in the United Kingdom by the Centre for Effective Dispute Resolution ("CEDR") or such other mediator as may be mutually agreed to by the Parties. If mediation is unsuccessful, the Parties may initiate arbitration in accordance with clause 12.3; and
(c)notwithstanding anything to the contrary in this Agreement, if either Party in its sole judgment believes that any such breach or dispute could cause it irreparable harm, such Party shall be entitled to seek equitable relief from a court of competent jurisdiction in order to avoid such irreparable harm and will not be required to follow the procedures set forth in this clause 8.5.
8.6Insolvency
(a)Either Party may terminate this Agreement if, at any time (i) the other Party files in any court or agency pursuant to any statute or regulation of any state or country a petition in bankruptcy or insolvency or for reorganization (save for solvent reorganization or solvent reconstruction) or for an arrangement or for the appointment of a receiver or trustee of the Party or of substantially all of its assets, (ii) the other Party proposes a written agreement of composition or extension of substantially all of its debts, (iii) the other Party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within [***] days after the filing thereof, (iv) the other Party proposes to be a party to any dissolution or liquidation or (v) the other Party makes an assignment of substantially all of its assets for the benefit of creditors.
(b)All rights and licenses granted under or pursuant to any clause of this Agreement are for the purposes of Section 365(n) of Title 11, United States Code (the "Bankruptcy Code") licenses of rights to "intellectual property" as defined in Section 101(56) of the Bankruptcy Code (and any equivalent provisions under the bankruptcy or insolvency laws of any other relevant jurisdiction). The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code provided that they comply with the terms of this Agreement.
8.7Patent Challenge
If a Party or its Affiliate directly commences, or knowingly assists a Third Party (save where such assistance is ordered by a court, patent office or other tribunal) to commence any interference or opposition proceeding, challenges the validity or enforceability in any patent office or court proceedings of, or opposes any extension of or the grant of a supplementary protection certificate with respect to a Patent licensed to such Party by the other Party hereunder ("Patent Challenge"), the other Party may terminate such Party’s license to the applicable Patent on sixty (60) days’ written notice stating its intention to terminate the license if the Patent Challenge has not been stopped within such period, provided that (a) a Party may not terminate a license pursuant to this clause 8.7 if the Patent Challenge had been commenced by an Affiliate of the other Party prior to such Affiliate becoming an Affiliate of such other Party; and (b) a Party shall not have the right to terminate a license if such Patent Challenge is a defence to any claim that the Exploitation of a compound which is not a Compound or Licensed Product infringes a Patent.
8.8Effect of Expiration or Termination of this Agreement
(a)Accrued Obligations. Expiration or termination of this Agreement for any reason shall not release either Party from any obligation or liability which, at the time of such expiration or the Termination Date, has already accrued to the other Party or which is attributable to a period prior to such expiration or the Termination Date.
(b)Termination by Neurocrine at Will or by Heptares for Material Breach, Insolvency or by Heptares pursuant to clauses 8.3 and 8.7. If (i) this Agreement is terminated in its entirety by Neurocrine pursuant to clause 8.2 or by Heptares pursuant to clause 8.3, 8.4, or 8.6, then the following provisions shall apply to this Agreement in its entirety and to all Compounds, Licensed Products, Arising Patents, and Licensed Patents or (ii) if this Agreement is terminated on a Target-by-Target basis by Neurocrine pursuant to clause 8.2 or on a Target-by-Target basis or Licensed Patent-by-Licensed Patent basis by Heptares pursuant to clause 8.3 or 8.7, then clause (ix) shall apply, but this Agreement shall remain in full force and effect with respect to all other Compounds, Licensed Products and Licensed Patents:
(i)the license and rights granted to Neurocrine under clause 2.1 and to Heptares under clause 2.5(a) (but not clause 2.5(b)) shall terminate;
(ii)Neurocrine shall reimburse Heptares for all Third Party committed and non-cancelable Development Costs provided such commitments have been made pursuant to an approved Research and Development Plan and budget;
(iii)except as otherwise expressly provided herein all rights and obligations of each Party hereunder will cease with respect to all Compounds or Licensed Products including all rights, licenses and sublicenses granted by a Party to the other hereunder, provided that clause 5 will survive with regard to any outstanding payment obligations accrued as of the Termination Date;
(iv)Neurocrine and its Affiliates will immediately cease all activity using the Heptares

Platform;
(v)subject to clause 8.8(d), Neurocrine shall grant Heptares an exclusive, worldwide, sublicensable (through multiple tiers of sublicensees), royalty-bearing (as set out in this sub-clause) license under the Reversion IP solely to Exploit Reversion Products after the Termination Date in the Field in the Territory; provided that in consideration for such license, on a Reversion Product-by-Reversion Product basis, Heptares shall pay Neurocrine
(A)a royalty of (i) [***] percent ([***]%) of Net Sales of any such Reversion Product if the Termination Date occurs [***], (ii) [***] percent ([***]%) of Net Sales of any such Reversion Product if the Termination Date occurs [***], (iii) [***] percent ([***]%) of Net Sales of any such Reversion Product if the Termination Date occurs [***]. The terms of clauses 5.3 and 5.4 shall apply to the payment of any such royalty except that (i) all references to Neurocrine shall be replaced by Heptares and vice versa, (ii) the royalty rate shall be the applicable rate set out above and (iii) [***]. If the Agreement is terminated by Heptares pursuant to clauses 8.4 or 8.6, the royalty rates set out in this subsection shall be reduced by [***] percent ([***]%);
(vi)Neurocrine will at Heptares’ cost (A) transfer to Heptares any IND and Regulatory Approval (or filing therefor) related solely to any Reversion Products, in each case which are Controlled by Neurocrine or its Affiliates at the Termination Date, (B) provide access to Know-How Controlled by Neurocrine and its Affiliates that are licensed to Heptares under clause 8.8(b)(v) above and (C) to the extent owned and possessed by Neurocrine or its Affiliates, transfer to Heptares all tangible chemical or biological material embodying the Reversion Products and reasonable quantities of other Materials Controlled by Neurocrine and its Affiliates that are licensed to Heptares under this clause;
(vii)Neurocrine shall, and shall procure that its Affiliates shall, at Heptares’ request and cost, for a reasonable period not exceeding [***] days following the Termination Date, provide Heptares with such assistance as Heptares may reasonably require in order to transfer the ongoing Development, manufacture and Commercialization of any Reversion Products to Heptares, to the extent contemplated by this clause 8.8(b);
(viii)Neurocrine shall grant Heptares an exclusive, worldwide, sublicensable (through multiple tiers of sublicensees) license under any trademark (if any) registered by or on behalf of Neurocrine that is owned by Neurocrine or its Affiliates and used exclusively to Exploit a Reversion Product as at the Termination Date ("Product Trademark"); provided that Neurocrine may, at its election, instead of granting such exclusive license, transfer such trademark to Heptares;
(ix)If the termination applies to a particular Target or class of Target Agonists or, in the case of clause 8.7 a Licensed Patent that covers a particular Target or class of Target Agonists, then notwithstanding anything to the contrary in this clause 8.8, (A) the above provisions and other relevant provisions of this clause 8 will apply to the particular Target or class of Target Agonists in relation to which this Agreement has been terminated, (B) if any Licensed Patent and/or Arising Patent relates to both a Compound or Licensed Product for which this Agreement is terminated and a Compound or Licensed Product for which this Agreement remains in effect, then Neurocrine shall retain all rights with respect to prosecution, maintenance, defense and enforcement of such Licensed Patents and/or Arising Patents as set forth in clauses 7.1, 7.2, 7.3, 7.4, 7.6 and 7.7, except that Neurocrine shall have no obligation to defend or enforce any Licensed Patent and/or Arising Patents with respect to any Reversion Product and Heptares may do so provided that Neurocrine shall have the right to participate in any such action or proceeding to protect its interest in any Compound or Licensed Product to which Neurocrine retains a license under this Agreement, and (C) the Parties will agree in good faith any necessary amendments to this clause to take account of any such partial termination including to address any instance where a terminal disclaimer occurs between any US patent in the Agreement and a US patent that has been terminated to ensure that the patents that are still in the Agreement remain enforceable, as well as take account of any overlap between Reversion Products that are claimed in the Licensed Patents where such same patents also claim Licensed Products that are not subject to the termination; and

(x)If the Agreement is terminated as contemplated by this clause 8.8 in relation to M1 Target Agonists the provisions of clause 2.4 shall terminate and any provisions in clause 3.6 giving [***] final decision making or approval rights in relation to the exercise of the Heptares Retained Rights shall terminate (except as such provisions apply to any Compound or Licensed Product to which [***] retains a license under this Agreement, in which case it shall continue in effect) or in clause 7 giving Neurocrine the prosecution, defence or enforcement of Licensed Patents (including Joint Patents) covering M1 Target Agonists shall terminate (except in the case described in clause (ix) above with respect to Licensed Patents covering M1 Target Agonists and any Compound or Licensed Product to which Neurocrine retains a license under this Agreement, in which case it shall continue in effect). Additionally if after the end of the Research Term, for a continuous period of not less than three hundred and sixty five (365) days, no material Development activities have been undertaken by or on behalf of Neurocrine on Compounds or Licensed Products that are M1 Target Agonists, the provisions in clause 3.6 giving [***] final decision making or approval rights in relation to the exercise of the Heptares Retained Rights shall terminate (except as such provisions apply to any Compound or Licensed Product to which [***] retains a license under this Agreement, in which case it shall continue in effect) or in clause 7 giving Neurocrine the prosecution, defence or enforcement of Licensed Patents (including Joint Patents) covering M1 Target Agonists shall terminate (except in the case described in clause (ix) above with respect to Licensed Patents covering M1 Target Agonists and any Compound or Licensed Product to which Neurocrine retains a license under this Agreement, in which case it shall continue in effect).
(c)Termination by Neurocrine for Material Breach or Insolvency. If Neurocrine terminates this Agreement in its entirety pursuant to clause 8.4 or 8.6, then the following provisions shall apply to this Agreement in its entirety and to all Compounds, Licensed Products and Patents:
(i)the license and rights granted to Neurocrine under clause 2.1 and to Heptares under clause 2.5(a) (but not clause 2.5(b)) shall terminate;
(ii)Neurocrine shall reimburse Heptares for all Third Party committed and non-cancelable Development Costs provided such commitments have been made pursuant to an approved Research and Development Plan and budget.
(iii)except as otherwise expressly provided herein all rights and obligations of each Party hereunder will cease with respect to all Compounds or Licensed Products including all rights, licenses and sublicenses granted by a Party to the other hereunder, provided that clause 5 will survive with regard to any outstanding payment obligations accrued as of the Termination Date;
(iv)Neurocrine and its Affiliates will immediately cease all activity using the Heptares Platform;
(v)Neurocrine shall, at Heptares’ request, negotiate a royalty-bearing license from Neurocrine to Heptares under the Reversion IP and Product Trademarks for the Exploitation of Reversion Products;
(vi)The prosecution of all Licensed Patents and, to the extent they are subject to a license granted pursuant to clause 8.8(c)(v), Arising Patents shall be transferred to Heptares, including the rights contained in clause 7.2; and
(vii)From the Termination Date, Neurocrine and its Affiliates and Sublicensees shall not Exploit Reversion Products in a country.
(d)Termination by Neurocrine for Patent Challenge. If this Agreement is terminated by Neurocrine on a Licensed Patent-by-Licensed Patent basis by Neurocrine pursuant to clause 8.7, then the license and rights granted to Heptares under clause 2.5 shall terminate, but this Agreement shall otherwise remain in full force and effect with respect to all other Compounds, Licensed Products and Licensed Patents.
(e)Notwithstanding any other provision in this clause 8.8, if there are any Clinical Trials being conducted at the Termination Date, Neurocrine shall be entitled to continue Exploiting

Compounds and Products to the extent and for the period necessary to effect an orderly transfer or wind down of such Clinical Trials in a timely manner and in accordance with all Laws.
8.9Survival
Upon the expiration or termination of this Agreement for any reason, all rights and obligations of the Parties under this Agreement (or with respect to a particular Target or class of Target Agonists, or Licensed Patent that covers a Target or class of Target Agonists, in relation to which this Agreement has been terminated, as applicable) shall terminate. Notwithstanding any provision herein to the contrary, the rights and obligations of the Parties set forth in the Preamble, clause 1 (Definitions), clause 2.5(b), clause 2.8 (Retention of Rights), clause 5 (Financial Provisions) (solely with respect to payment obligations that have accrued prior to the effective date of such expiration or termination), clause 5.10 (Record Retention; Financial Audit; Consolidation Reporting), clause 6 (Confidentiality), clause 7.8 (Heptares Platform IP), clause 7.9 (Ownership of Neurocrine Background IP), clause 7.10 (Ownership of Heptares Existing Compound IP), clause 7.11 (Ownership of Arising IP), clause 7.12 (Co-operation), clause 7.14 (Trademarks for Heptares Platform), clause 8.1 (Term), last sentence with respect to any fully paid, irrevocable, and perpetual license, clause 8.5 (Dispute Resolution), clause 8.8 (Effect of Expiration or Termination of this Agreement) and any clauses referenced therein as continuing in effect, this clause 8.9 (Survival), clause 8.10 (Effect of Termination on Sublicenses), clause 8.11 (Termination not Sole Remedy), clause 11 (Indemnification), clause 12.1 (Assignment), clause 12.2 (Governing Law), clause 12.3 (Arbitration), clause 12.6 (No Agency), clause 12.8 (Entire Agreement; Amendment), clause 12.9 (Illegality, Non-enforceability), clause 12.11 (Notices), clause 12.13 (Further Assurances), clause 12.14 (No Strict Construction), clause 12.15 (Headings) and clause 12.17 (Non-Exclusive Remedies) and shall survive the expiration or termination of this Agreement for any reason.
8.10Effect of termination on Sublicenses
If this Agreement terminates for any reason, any Sublicensee that is not an Affiliate of Neurocrine will, from the Termination Date, automatically and without any additional consideration become a direct licensee of Heptares with respect to the rights sublicensed to the Sublicensee by Neurocrine under this Agreement; so long as (a) such Sublicensee is not in breach of its sublicense agreement, (b) such Sublicensee agrees in writing to comply with all of the terms of this Agreement to the extent applicable to the rights originally sublicensed to it by Neurocrine, and (c) such Sublicensee agrees to pay directly to Heptares such Sublicensee’s payments under this Agreement to the extent applicable to the rights sublicensed to it by Neurocrine. The foregoing shall not apply if a Sublicensee provides written notice to Heptares that it does not wish to receive and retain the rights afforded to it pursuant to this clause 8.10. At Neurocrine’s request, Heptares will enter into a standby license with any Sublicensee confirming the benefits conferred on such Sublicensee by this clause 8.10.
8.11Termination Not Sole Remedy
Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies at equity or law shall remain available to the Parties.
8.12Right to Offset
Neurocrine will have the right to offset any damages awarded to Neurocrine on account of a breach of this Agreement by Heptares against any payments owed by Neurocrine to Heptares under this Agreement.
8.13 Right to Terminate in Relation to HSR
Either Party may terminate this Agreement by notice in writing to the other Party if the expiration or termination of any applicable waiting period under the HSR Act with respect to this Agreement has not been satisfied (or if permitted by applicable Law, waived) on or before one hundred and twenty (120) days following the Execution Date (the “Outside Date”). If a Party terminates this Agreement pursuant to this clause 8.13, then this Agreement shall be of no further force or effect, except that the rights and obligations of the Parties set forth in clauses 6 and 12.12 and this clause 8.13, and any relevant definitions in clause 1 (Definitions), shall survive such termination of this Agreement.

9REPRESENTATIONS, WARRANTIES AND COVENANTS
9.1Mutual Representations
As of the Execution Date, each of Heptares and Neurocrine represents, warrants and, as applicable, covenants to the other Party that:
(a)such Party is an entity duly organized, validly existing and in good standing under the Laws of the state or country (as applicable) of its organization, is qualified to do business and is in good standing as a foreign entity in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such would prevent it from performing its obligations under this Agreement, and has full power and authority to enter into this Agreement and to carry out the provisions hereof;
(b)such Party is duly authorized, by all requisite action, to execute and deliver this Agreement and the effective delivery and performance of this Agreement by such Party does not require any shareholder action or approval, and the person executing this Agreement on behalf of such Party is duly authorized to do so by all requisite action;
(c)except pursuant to clause 12.12, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of such Party in connection with the valid effective delivery and performance of this Agreement by it;
(d)such Party (i) has not employed (and, to its knowledge, has not used a contractor or consultant that has employed) and (ii) in the future shall not employ (or, to its Knowledge, use any contractor or consultant that employs) any person debarred by the FDA or subject to a similar sanction of EMA or foreign equivalent, or any person which is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMA or foreign equivalent), for the conduct of its activities under this Agreement;
(e)this Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms except as enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights; and (ii) equitable principles of general applicability; and
(f)the delivery and performance by it of this Agreement and its compliance with the terms and provisions of this Agreement does not and shall not conflict with or result in a breach of any of the terms or provisions of (a) any other contractual or other obligations of such Party, (b) the provisions of its operating documents or bylaws, or (c) any order, writ, injunction or decree of any Governmental Authority entered against it or by which it or any of its property is bound.
9.2Heptares’ Additional Representations, Warranties and Covenants
Heptares represents and warrants that as at the Execution Date:
(a)it has full right and authority to grant the rights granted under this Agreement, and is sole owner or exclusive licensee of all Licensed Know-How (except as provided in the [***]), free of any encumbrance, lien or claim of ownership by any Third Party;
(b)all Licensed Patents in existence as of the Execution Date ("Existing Patents") are (i) set forth on Schedule 2 and identified by owner, serial number, filing date, country, and status, (ii) subsisting, (iii) solely and exclusively owned by (except as indicated on Schedule 2) or, if indicated on Schedule 2, licensed to Heptares, free of any encumbrance, lien or claim of ownership by any Third Party, (iv) being diligently prosecuted in the respective patent offices, and (v) filed and maintained properly and correctly and all applicable fees have been paid on or before the due date for payment, and the claims included in any issued patents included in the Existing Patents are in full force and effect as of the Execution Date;
(c)Heptares does not have Knowledge of any fact or circumstance that would cause it to reasonably conclude that any of the Licensed Patents is, or will be upon issuance, invalid or unenforceable;
(d)the inventorship of each Licensed Patent is properly identified on each granted patent and on relevant documents filed at the US Patent Office;
(e)Heptares has disclosed to the US Patent Office in writing (i) all information that is (A) known to any individual associated with the filing or prosecution (as defined in 37 C.F.R. § 1.56(c)) of the Licensed Patents and (B) material to patentability of the Licensed Patents (as defined in 37 C.F.R. § 1.56(b)), or that would be considered material to patentability as defined in 37 C.F.R. § 1.56(b) but for an exception under 35 U.S.C. § 102(b) and (ii) and each piece of such information has been disclosed in every relevant U.S. Licensed Patent;
(f)Heptares is not aware of any reference or prior art that would preclude the issuance of any claim in a Licensed Patent;
(g)Heptares has no Knowledge of any claim, whether or not brought or asserted by any person alleging that (i) the Existing Patents are invalid or unenforceable or (ii) the conception, development, reduction to practice, disclosing, copying, making, assigning or licensing of the Existing Patents or the Exploitation of the Compounds or Licensed Products as contemplated herein, violates, infringes, constitutes misappropriation or otherwise conflicts or interferes with, or would violate, infringe or otherwise conflict or interfere with, any intellectual property rights of a Third Party; or (iii) any challenges or disputes exist relating to the inventorship, ownership, scope, duration, priority or right to use any of any of the Existing Patents;
(h)to Heptares’ Knowledge, no person is infringing or threatening to infringe or misappropriating or threatening to misappropriate the Existing Patents or Licensed Know-How;
(i)to Heptares’ Knowledge, the Exploitation of the Compounds in accordance with the terms of this Agreement will not infringe the intellectual property rights of any Third Party;
(j)to Heptares’ Knowledge, Heptares and its Affiliates do not own or Control any Patent, other than the Licensed Patents, that is necessary or, to Heptares’ reasonable belief as of the Execution Date, reasonably useful to carry out the Development or other Exploitation of Compounds and Licensed Products in accordance with the terms of this Agreement;
(k)to Heptares’ Knowledge, the documents, data and information that are included in the Licensed Know-How transferred to Neurocrine pursuant to clause 2.2(a) constitute all of the Know-How owned or Controlled by Heptares that is reasonably necessary for the Development, manufacture or other Exploitation of Compounds and Licensed Products in accordance with the terms of this Agreement;
(l)except as set out in the [***] and the [***] Agreements, Heptares has not previously assigned, transferred, conveyed, or granted any license or other rights to its right, title and interest in any Patents or Know-How licensed hereunder, in any way that would materially conflict with or limit the scope of any of the rights or licenses granted to Neurocrine hereunder, and Heptares has to its Knowledge disclosed to Neurocrine all Know-How, Patents and regulatory materials arising under or as a result of the [***] and the [***] Agreements, including, without limitation, all [***] for any Compounds and Licensed Products generated by [***] pursuant to the [***];
(m)Heptares has disclosed to Neurocrine all regulatory filings, materials and communications related to the Compounds and Licensed Products Controlled by, owned by or otherwise in the possession of Heptares or its Affiliates;
(n)Heptares owns all Know-How generated by Third Party service providers in connection with the Development or manufacture of Compounds and Licensed Products;
(o)Heptares has disclosed to Neurocrine a complete list of all Target Agonists identified, discovered or developed by or on behalf of Heptares or its Affiliates;
(p)there are no pending, and to Heptares’ Knowledge, no threatened, adverse actions, suits or proceedings (including interferences, reissues, reexaminations, cancellations, oppositions,

nullity actions, invalidation actions or post-grant reviews) against Heptares involving the Licensed IP or any Compound or Licensed Product;
(q)all discovery, research, Development and manufacture of Compounds and Licensed Products by or on behalf of Heptares and its Affiliates prior to the Execution Date was conducted in accordance with all applicable Laws, including cGCP and cGMP;
(r)the materials transferred to Neurocrine under clause 4.11 will have been manufactured, stored, packaged and shipped in accordance with all applicable Laws, including cGMP, and will comply with the applicable specifications;
(s)neither Heptares nor its Affiliates, nor any of its or their respective directors, officers, employees or agents has (i) committed an act, (ii) made a statement or (iii) failed to act or make statement, in any case ((i), (ii) or (iii)), that (x) would be or create an untrue statement of material fact or fraudulent statement to the FDA or any other Regulatory Authority with respect to the research, Development and manufacture of any Compound or Licensed Product or (y) could reasonably be expected to provide a basis for the FDA or any other Regulatory Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any analogous laws or policies, with respect to the research, Development and manufacture of any Compound or Licensed Product; and
(t)Heptares has disclosed to Neurocrine all information it has Knowledge of or in its Control related to the Licensed IP, Compounds or Licensed Products that Heptares and its agents uses or has used in connection with, and which in each case Heptares reasonably believes would be material to, the Licensed IP or the Development and Commercialization of Compounds and Licensed Products as contemplated by this Agreement, and all such information is complete and accurate; and (ii) Heptares and its agents has not failed to disclose any information it has Knowledge of or in its or its Affiliate’s Control related to the Licensed IP, Compounds or Licensed Products that would cause the information actually disclosed to Neurocrine to be misleading or incomplete in any material respect.
9.3Heptares Covenant
Heptares agrees that all activities performed by Heptares in relation to the discovery, research Development and manufacture of Compounds and Licensed Products in the period between the Execution Date and the Effective Date shall be conducted in accordance with all applicable Laws, including cGCP and cGMP. Heptares agrees, on behalf of itself and its Affiliates, not to take any action or fail to take any action in the period between the Execution Date and the Effective Date that would cause or be reasonably likely to cause any of the representations and warranties by Heptares set forth in clause 9.1 or 9.2 to be untrue in any material respect if made as of the Effective Date.
9.4No Other Warranties
Except as expressly set forth in this Agreement, neither Party makes any warranties or conditions, express, implied, statutory or otherwise, with respect to the subject matter of this Agreement.
10ANTI-BRIBERY AND ANTI-CORRUPTION
10.1Each Party agrees, on behalf of itself, its officers, directors and employees and on behalf of its Affiliates, agents, representatives, consultants and subcontractors hired in connection with the subject matter of this Agreement (together with the Party, the "Party Representatives") that for the performance of its obligations under this Agreement:
(a)The Party Representatives shall not directly or indirectly pay, offer or promise to pay, authorize the payment of any money or give, offer or promise to give, or authorize the giving of anything else of value, to: (i) any Government Official in order to influence official action; (ii) any person (whether or not a Government Official) (A) to influence such person to act in breach of a duty of good faith, impartiality or trust ("Acting Improperly"), (B) to reward such person for Acting Improperly or (C) where such person would be acting improperly by receiving the money or other thing of value; (iii) any person (whether or not a Government Official) while knowing or having reason to know that all or any portion of the money or other thing of value will be paid, offered, promised or given to, or will otherwise benefit, a Government Official in order to influence official action for or against either Party in connection with the matters that are the subject of this Agreement; or (iv) any person (whether or not a Government Official) to reward that person for Acting Improperly or to induce that person to Act Improperly.
10.2The Party Representatives shall not, directly or indirectly, solicit, receive or agree to accept any payment of money or anything else of value in violation of the Anti-Corruption Laws.
10.3The Party Representatives shall comply with the Anti-Corruption Laws and shall not take any action that will, or would reasonably be expected to, cause the other Party or its Affiliates to be in violation of any such laws or policies.
10.4Each Party represents and warrants to the other that as of the Effective Date, such Party and its Party Representatives have not taken any action that if conducted after the Effective Date would violate clauses 10.1 through 10.3;
10.5Each Party shall promptly provide the other with written notice upon becoming aware of any breach or violation by a Party or other Party Representative of any representation, warranty or undertaking set forth in clauses 10.1 through 10.4 above.
11INDEMNIFICATION
11.1Heptares
Heptares shall defend, indemnify and hold Neurocrine, its Affiliates and its and their respective directors, officers, employees and agents, at Heptares’ cost and expense, harmless from and against any and all losses, costs, damages, liabilities, fees or expenses (including reasonable attorneys’ fees and expenses) ("Losses") incurred in connection with or arising out of any Third Party claims, suits, investigations or demands ("Third Party Claim"):
(a)arising out of or in connection with the exercise of the Heptares Retained Rights;
(b)resulting from the Exploitation of any Reversion Product;
(c)arising out of or in connection with any breach by Heptares of this Agreement, including the warranties or covenants contained in clause 2.10, clause 9 or clause 10 herein; or
(d)arising out of or in connection with any negligence or wilful misconduct of Heptares or its Affiliates or of its or their respective directors, officers, employees or agents in the exercise of any of Heptares’ rights or the performance of any of its obligations under this Agreement, in each case except to the extent that such Losses are subject to indemnification by Neurocrine pursuant to clause 11.2 below (or would be subject to indemnification if the claim were made against Heptares).
11.2Neurocrine
Neurocrine shall defend, indemnify and hold Heptares, its Affiliates and its and their respective directors, officers, employees and agents, at Neurocrine’s cost and expense, harmless from and against any and all Losses incurred in connection with or arising out of any Third Party Claims:
(a)resulting from (i) the conduct of the activities by or on behalf of the Parties or their Affiliates under each Research and Development Program (excluding breach, negligence or wilful misconduct of Heptares or its Affiliates in conducting activities under any Research and Development Program) and (ii) the Exploitation of Licensed Products by Neurocrine, its Affiliates or Sublicensees during the Term;
(b)arising out of or in connection with any breach by Neurocrine of this Agreement, including the warranties or covenants contained in clauses 9.1 and 10 herein; or
(c)arising out of or in connection with any negligence or wilful misconduct of Neurocrine or its Affiliates or of its or their respective directors, officers, employees or agents in the exercise of any of its rights or the performance of any of its obligations under this Agreement, in each case except to the extent that such Losses are subject to indemnification by Heptares pursuant to clause 11.1 above (or would be subject to indemnification if the claim were made against Neurocrine).
11.3Notice of Claim
All indemnification claims in respect of any person seeking indemnification under clause 11.1 or 11.2 (collectively, the "Indemnitees" and each an "Indemnitee") shall be made by the corresponding Party (the "Indemnified Party"). The Indemnified Party shall give the indemnifying Party (the "Indemnifying Party") prompt written notice (an "Indemnification Claim Notice") of any Losses or the discovery of any fact upon which such Indemnified Party intends to base a request for indemnification under clause 11.1 or 11.2, but in no event shall the Indemnifying Party be liable for any Losses that result from any delay by the Indemnified Party in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss are known at such time). Together with the Indemnification Claim Notice, the Indemnified Party shall furnish promptly to the Indemnifying Party copies of all notices and documents (including court papers) received by any Indemnitee in connection with the Third Party Claim. The Indemnifying Party shall not be obligated to indemnify the Indemnified Party to the extent any admission or statement made by the Indemnified Party materially prejudices the defence of such Third Party Claim. Where required the Indemnifying Party shall promptly send a copy of the Indemnification Claim Notice to its relevant insurers and shall permit them to exercise their rights of subrogation and hereafter in this clause 11. "Indemnifying Party" shall be deemed to include any such insurers.
11.4The obligations of an Indemnifying Party under this clause 11 shall be governed by and contingent upon the following:
(a)at its option, the Indemnifying Party may assume control of the defence of any Third Party Claim (which, for the avoidance of doubt, shall include the conduct of all dealings with such Third Party) by giving written notice to the Indemnified Party within [***] days after the Indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of control of the defence of a Third Party Claim by the Indemnifying Party shall not be construed as an acknowledgement that the Indemnifying Party is liable to indemnify any Indemnitee in respect of the Third Party Claim, nor shall it constitute a waiver by the Indemnifying Party of any defences it may assert against any Indemnified Party’s claim for indemnification.
(b)upon the assumption of the control of the defence of a Third Party Claim by the Indemnifying Party:
(i)subject to the provisions of clause 11.4(c), it shall have the right to and shall assume sole control and responsibility for dealing with the Third Party and the Third Party Claim, including the right to settle the claim on any terms the Indemnifying Party chooses, but at all times in accordance with the provisions of clauses 11.4(c) and 11.4(d);
(ii)if it chooses, the Indemnifying Party may appoint as counsel in the defence of the Third Party Claim any law firm or counsel selected by the Indemnifying Party; and
(iii)except as expressly provided in clause 11.4(c), the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party or any Indemnitee in connection with the analysis, defence, or settlement of the Third Party Claim. In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold harmless an Indemnitee from and against the Third Party Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including lawyers’ fees and costs of suit) and any Losses incurred by the Indemnifying Party in its defence of the Third Party Claim with respect to such Indemnified Party or

Indemnitee.
(c)without limiting the remainder of this clause 11.4, any Indemnitee shall be entitled to participate in, but not control, the defence of a Third Party Claim by having its views regularly solicited by the Indemnifying Party and, where proceedings are commenced, to retain counsel of its choice for such purpose; provided that such retention shall be at the Indemnitee’s own expense unless (i) the Indemnifying Party has failed to assume the defence and retain counsel in accordance with clause 11.4(a) and 11.4(b)(ii) (in which case the Indemnified Party shall control the defence), (ii) the interests of the Indemnitee and the Indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under any legal requirement, ethical rules or equitable principles or (iii) the employment thereof has been specifically authorised in writing by the Indemnifying Party.
(d)with respect to any Losses relating solely to the payment of money to the Third Party to settle the Third Party Claim and that will not result in the Indemnified Party or the Indemnitee becoming subject to injunctive relief, and as to which the Indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnitee under clause 11.4(a), the Indemnifying Party shall have sole authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Losses, without the prior written consent of the Indemnified Party. With respect to all other Losses or where the Indemnified Party will be subject to injunctive relief, where the Indemnifying Party has assumed the defence of a Third Party Claim in accordance with clause 11.4(a), the Indemnifying Party must not consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Losses, unless it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed).
(e)if the Indemnifying Party chooses not to take control of the defence or prosecute any Third Party Claim, the Indemnified Party shall retain control of the defence thereof, but no Indemnified Party or Indemnitee shall admit any liability with respect to, or settle, compromise or discharge, any such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The Indemnifying Party shall not be liable for any settlement or other disposition of Losses by an Indemnified Party or an Indemnitee under such a Third Party Claim that is reached without the written consent of the Indemnifying Party which consent will not be unreasonably withheld or delayed.
(f)if the Indemnifying Party chooses to control the defence of any Third Party Claim, the Indemnified Party shall, and shall cause each other Indemnitee to, reasonably cooperate in the defence thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours by the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making the Indemnified Party, the Indemnitees and its and their employees and agents available on a mutually convenient basis to provide additional information and explanation of any records or information provided, and the Indemnifying Party shall reimburse the Indemnified Party for all of its related reasonable out-of-pocket expenses.
11.5Except as expressly provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party where it participates in the defence under clause 11.4(c) shall be reimbursed on a quarterly basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.
11.6Insurance
Each Party shall have and maintain, at its sole cost and expense, an adequate liability insurance or self-insurance program (including product liability insurance) to protect against potential liabilities and risk arising out of activities to be performed under this Agreement and upon such terms (including coverages, deductible limits and self-insured retentions) as are customary in the pharmaceutical industry generally for the activities to be conducted by such Party under this Agreement. Such liability insurance or self-insurance program shall insure against all types of liability, including personal injury, physical injury or property damage arising out of such Party’s activities hereunder. This clause 11.6 shall not create any limitation on the Parties’ liability under this Agreement. Such insurance information shall be kept in confidence in the same manner as any other Confidential Information disclosed by the Parties hereunder.
11.7Consequential Damages
In no event shall either Party or any of its Affiliates or Sublicensees or licensees be liable for special, indirect, incidental, punitive, treble or consequential damages or indirect lost profits, whether based on contract, tort or any other legal theory; provided, however, that this limitation shall not limit (a) the indemnification obligation of such Party in respect of amounts actually awarded against an Indemnified Party as a part of a Third Party Claim under the provisions of this clause 11 and (b) a Party’s liability for breach of its obligations under clause 6.
11.8Nothing in this Agreement shall exclude or limit a Party’s liability for death or personal injury caused by its negligence or for fraud.
12MISCELLANEOUS
12.1Assignment
This Agreement, or any of the rights and obligations under this Agreement, may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party; provided, however, that either Party may assign this Agreement, or any of the rights and obligations under this Agreement, without the consent of the other Party (a) to any of its Affiliates, if the assigning Party guarantees the full performance of its Affiliates’ obligations hereunder, or (b) to any person acquiring all or substantially all of its assets or business to which this Agreement relates, whether by merger, acquisition, sale of assets or otherwise. In all cases, the assigning Party shall provide the other Party with prompt written notice of any such assignment and the permitted assignee shall assume the obligations of the assigning Party hereunder in writing. No assignment of this Agreement shall act as a novation or release of either Party from responsibility for the performance of any accrued obligations. This Agreement shall be binding upon successors and permitted assigns of the Parties. Any assignment not in accordance with this clause 12.1 will be null and void.
12.2Governing Law
This Agreement and any dispute or claim arising out of or in connection with it (whether contractual or non-contractual in nature such as claims in tort, from breach of statute or regulation or otherwise) shall be governed by and construed in accordance with the laws of England, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction; provided that any dispute with respect to infringement, validity, or enforceability of any Patent, shall be governed by and construed and enforced in accordance with the laws of the jurisdiction in which such Patent is issued or published.
12.3Arbitration
Subject to clause 8.5, any dispute or claim arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination shall be referred to and finally resolved by arbitration under the Rules of Arbitration of the International Chamber of Commerce which only are deemed incorporated into this clause 12.3. The seat, or legal place, of arbitration shall be London. The language to be used in the arbitration procedures shall be English. The arbitration proceedings including any outcome shall be confidential except (i) to the extent that disclosure may be required of a Party to fulfill a legal duty, protect or pursue a legal right, or enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority, (ii) with the consent of all Parties, (iii) where needed for the preparation or presentation of a claim or defense in this arbitration, (iv) where such information is already in the public domain other than as a result of a breach of this clause, or (v) by order of the arbitral tribunal upon application of a Party. Nothing in this clause 12.3 will preclude either Party from seeking equitable interim or provisional relief from a court of competent jurisdiction including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding. The number of arbitrators shall be three (3) of which each Party shall appoint one (1), the arbitrators so appointed will select the third and final arbitrator. The arbitrators shall have experience of pharmaceutical licensing disputes.

12.4Force Majeure
Neither Party shall be liable to the other for any failure or delay in the fulfilment of its obligations under this Agreement (other than the payment of monies due and owing to a Party under this Agreement), when any such failure or delay is caused by fire, flood, earthquakes, explosions, sabotage, terrorism, pandemics, epidemics, civil commotions, riots, invasions, wars, peril of the sea or requirements of Governmental Authorities (each, a "Force Majeure Event"). In the event that either Party is prevented from discharging its obligations under this Agreement on account of a Force Majeure Event, the performing Party shall notify the other Party forthwith, and shall nevertheless make every endeavour, in the utmost good faith, to discharge its obligations, even if in a partial or compromised manner.
12.5Expenses
Except as otherwise expressly provided herein or mutually agreed, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs and expenses.
12.6No Agency
Nothing herein contained shall be deemed to create an agency, joint venture, amalgamation, partnership or similar relationship between Heptares and Neurocrine. Notwithstanding any of the provisions of this Agreement, neither Party shall at any time enter into, incur, or hold itself out to Third Parties as having authority to enter into or incur, on behalf of the other Party, any commitment, expense, or liability whatsoever, and all contracts, expenses and liabilities undertaken or incurred by one Party in connection with or relating to the Development of Compound or the Exploitation of Licensed Product shall be undertaken, incurred or paid exclusively by that Party, and not as an agent or representative of the other Party. All persons employed by a Party will be the employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such first Party.
12.7No Third Party Beneficiaries
Except for any rights and immunities granted in this Agreement to any Affiliates, the Contracts (Rights of Third Parties) Act 1999 shall not apply to this Agreement. No person who is not a party to this Agreement (including any employee, officer, agent, representative or subcontractor of either Party) shall have the right (whether under the Contracts (Rights of Third Parties) Act 1999 or otherwise) to enforce any provision of this Agreement which expressly or by implication confers a benefit on that person without the express prior agreement in writing of the Parties, which agreement must refer to this clause 12.7.
12.8Entire Agreement; Amendment
This Agreement (including all schedules and exhibits hereto) sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior agreements or understandings, promises, misrepresentations and representations, whether oral or written, with respect to such matters, including the CDAs, which are hereby terminated in their entirety. Each Party confirms that it is not relying on any representations, misrepresentations or warranties of the other Party except as specifically set forth in this Agreement. This Agreement may be amended or modified only by a writing signed by both Parties. No release or discharge shall be binding upon the Parties unless in a writing signed by both Parties.
12.9Illegality; Non-Enforceability
If the whole or any part of this Agreement is or becomes or is declared illegal, invalid or unenforceable in any jurisdiction for any reason (including both by reason of the provisions of any legislation and also by reason of any decision of any court or Governmental Authority which either has jurisdiction over this Agreement or has jurisdiction over any of the Parties):
(a)in the case of the illegality, invalidity or un-enforceability of the whole of this Agreement, it shall terminate in relation to the jurisdiction in question; or

(b)in the case of the illegality, invalidity or un-enforceability of part of this Agreement, that part shall be severed from this Agreement in the jurisdiction in question and that illegality, invalidity or un-enforceability shall not in any way whatsoever prejudice or affect the remaining parts of this Agreement which shall continue in full force and effect provided that the said remaining parts continue to satisfy the commercial intentions of the Parties and provided that the remaining parts do constitute a substantial part of this Agreement.
12.10Extension; Waiver
At any time, either Heptares or Neurocrine may (a) with respect to obligations owed to it or the performance of other acts for its benefit, extend the time for the performance of such obligations or such other acts to be performed hereunder by the other, (b) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, (c) waive compliance with any of the conditions to the obligations of the other contained herein and (d) waive the benefit of any other right hereunder, the other Party’s failure to perform, or a breach by the other Party of, its obligations under this Agreement. Any agreement on the part of either Party to any such extension or waiver shall be valid only if set forth in an instrument executed by such Party. No such waiver shall be operative as a waiver of any other right hereunder or of any breach or failure by the other Party whether of a similar nature or otherwise. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
12.11Notices
All communications, including notices, requests, demands, waivers, consents or approvals, required to be made under this Agreement shall be effective upon receipt, and shall be sent to the addresses set out below, or to such other addresses as may be designated by one Party to the other by notice pursuant hereto, by (a) internationally recognized overnight courier; (b) prepaid registered or certified mail, return receipt requested; or (c) an electronic copy of such communication to be sent by email as follows:
If to Heptares, as follows:     [***]
With a copy to:     [***]

If to Neurocrine, as follows:     [***]

With a copy to:            [***]

This clause 12.11 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement, which may be made by any means mutually agreeable to the Parties.
12.12HSR Act
(a)Heptares and Neurocrine shall as soon as reasonably practicable, but in any event within [***] Business Days after the Execution Date, file a Notification and Report Form (an “HSR Filing”) pursuant to the HSR Act and each Party shall use commercially reasonable efforts to obtain early termination or expiration of the waiting period under the HSR Act, including by requesting early termination of the HSR waiting period. In connection with obtaining any necessary approvals under the HSR Act, each Party shall promptly and in good faith respond to any request for additional information by the U.S. Federal Trade Commission and U.S. Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Authority, provided that no Party shall have any obligation to (i) litigate any action or claim filed by a Governmental Authority in state or federal court alleging violation of any antitrust or other laws, (ii) sell, divest, hold separate or license any of their assets or lines of business, or (iii) change or modify any course of conduct or otherwise make any commitments to any Governmental Authority regarding future operations of Neurocrine’s or Heptares’ business. For the avoidance of doubt, Neurocrine shall be responsible for paying any filing fees required in connection with such HSR Act filing.

(b)For any HSR Filings required, neither Neurocrine nor Heptares shall, and each shall use reasonable best efforts to cause their respective Affiliates not to, directly or indirectly take any action, including, directly or indirectly, acquiring or investing in any person or acquiring, leasing or licensing any assets, or agreement to do any of the foregoing, if doing so would reasonably be expected to impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any required approval under the HSR Act. Neurocrine and Heptares will promptly provide the other with copies of all substantive written communications (and memoranda setting forth the substance of all substantive oral communications) between each of them, any of their subsidiaries and their respective agents, representatives and advisors, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement. Without limiting the foregoing, Neurocrine and Heptares shall: (i) promptly inform the other of any communication to or from the U.S. Federal Trade Commission or the U.S. Department of Justice regarding the Agreement; (ii) permit each other to review in advance any proposed substantive written communication to any such Governmental Authority and incorporate reasonable comments thereto; (iii) give the other prompt written notice of the commencement of any legal proceeding with respect to the Agreement; (iv) not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend; (v) keep the other reasonably informed as to the status of any such legal proceeding; and (vi) promptly furnish each other with copies of all correspondence, filings (except for filings made under the HSR Act) and written communications between such Party and their Affiliates and their respective agents, representatives and advisors, on one hand, and any such Governmental Authority, on the other hand, in each case, with respect to this Agreement; provided that materials required to be supplied pursuant to this clause may be redacted (1) to remove references concerning valuation, (2) as necessary to comply with contractual arrangements, (3) as necessary to comply with applicable Law, and (4) as necessary to address reasonable privilege or confidentiality concerns; provided further, that a Party may reasonably designate any competitively sensitive material provided to another party under this clause as “Outside Counsel Only”.
12.13Further Assurances
Each Party shall perform, or caused to be performed, all further acts and things and execute and deliver such further documents as may be necessary or as the other Party may reasonably require to implement or give effect to this Agreement.
12.14No Strict Construction
This Agreement shall be construed as if it were drafted jointly by the Parties.
12.15Headings
The headings herein are for convenience purposes only and shall not be used to interpret any of the provisions hereof.
12.16Counterparts
This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same instrument. This Agreement may be executed electronically. An executed signature page of this Agreement delivered by PDF format via email shall be as effective as an original executed signature page.
12.17Non-Exclusive Remedies
The remedies set forth in this Agreement shall be in addition to, and shall not be to the exclusion of, any other remedies available to the Parties at Law, in equity or under this Agreement.
IN WITNESS WHEREOF, this Agreement has been signed by the duly authorized representatives of the Parties on the day and year first before written.

SIGNED by Chris Cargill
for and on behalf of
HEPTARES THERAPEUTICS LIMITED
/s/ Chris Cargill

SIGNED by Kyle Gano
for and on behalf of
NEUROCRINE BIOSCIENCES, INC.
/s/ Kyle Gano

SCHEDULE 3
Press Release

PRESS RELEASE

Sosei Heptares and Neurocrine Biosciences Announce Collaboration to Develop Novel Muscarinic Receptor Agonists for Schizophrenia and Other Neuropsychiatric Disorders

- *Neurocrine Biosciences anticipates initiating a Phase 2 study with the selective M4 agonist HTL-0016878 in schizophrenia in 2022 and Phase 1 studies for a dual M1/M4 and selective M1 agonist in 2023*
- *Sosei Heptares receives US$100 million upfront, ongoing R&D funding, and up to US$2.6 billion in potential development, regulatory and commercial milestone payments, plus tiered sales royalties*

Tokyo, Japan, Cambridge, UK, and San Diego, CA, USA November 22 2021 – Neurocrine Biosciences, Inc. (Nasdaq: NBIX) and Sosei Group Corporation ("Sosei Heptares"; TSE: 4565) announce the signing of a strategic collaboration and licensing agreement to develop novel muscarinic receptor agonists, which Neurocrine Biosciences intends to study in the treatment for schizophrenia, dementia and other neuropsychiatric disorders.

Under the terms of the agreement, Neurocrine Biosciences gains development and commercialization rights to a broad portfolio of novel clinical and preclinical subtype-selective muscarinic M4, M1 and dual M1/M4 receptor agonists discovered by Sosei Heptares in development for the treatment of major neurological disorders. The most advanced program, HTL-0016878, is a selective M4 agonist. Neurocrine Biosciences plans to submit an Investigational New Drug (IND) application and initiate a placebo-controlled Phase 2 study with HTL-0016878 as a potential treatment for schizophrenia in 2022.

Sosei Heptares retains the rights to develop M1 agonists in Japan in all indications, with Neurocrine Biosciences receiving co-development and profit share options.

Muscarinic receptors are central to brain function and validated as drug targets in psychosis and cognitive disorders. Sosei Heptares has discovered selective muscarinic M4, M1 and M1/M4 dual agonists that offer the potential to deliver therapeutic effects while avoiding both the harmful side effects caused by non-selective agonists and efficacy issues experienced in some older patients caused by positive allosteric modulators that require cooperativity of diminishing levels of acetylcholine. Sosei Heptares achieved this through application of its world leading G protein-coupled receptor (GPCR) stabilized receptor platform (StaR®) and subsequent translational medicine studies.

PRESS RELEASE

"Our partnership collaboration with Sosei Heptares to advance their selective muscarinic agonist portfolio leverages the strengths of both our organizations with one goal in mind, to bring important medicines to patients who need better treatment options," **said Kevin Gorman, Ph.D., Chief Executive Officer at Neurocrine Biosciences.** "We continue to add potential best-in-class compounds to our growing pipeline, which further positions Neurocrine Biosciences as a leading neuroscience-focused biopharmaceutical company."

Shinichi Tamura, President and CEO of Sosei Heptares, added: "We are delighted to partner with Neurocrine Biosciences to advance our selective muscarinic receptor agonist portfolio. The deal highlights the significant potential value within this portfolio and brings to bear the substantial expertise of the Neurocrine team, which is highly experienced in developing and commercializing novel products for patients with neurological and psychiatric diseases globally. It also enables Sosei Heptares to retain rights in Japan, where we are confident that we can make important progress leveraging our own expertise to advance novel candidates that aim to address this major unmet need. Overall, the deal is a great example of our strategy to combine our drug design and early development capabilities with those of later stage development and commercialization partners, while also providing significant funding to expand and advance our own pipeline."

Collaboration Details

Under the terms of the agreement, Neurocrine Biosciences will be responsible for development costs associated with the programs globally, except for M1 agonists being developed in Japan. The agreement will be subject to the following terms:

- **Upfront License Payment**: Sosei Heptares will receive a total of US$100 million in upfront cash.
- **Development and Regulatory Milestones**: Sosei Heptares is eligible to receive up to approximately US$1.5 billion related to the successful progression of licensed candidates through to regulatory approval.
- **Commercial Milestones**: Sosei Heptares is eligible to receive up to US$1.1 billion upon achieving certain global sales milestones of any products developed under the partnership.
- **Product Royalties**: Sosei Heptares is eligible to receive tiered royalties ranging from high single digit to mid-teen percentage on future net sales of any products developed under the partnership.
- **R&D Collaboration**: The R&D collaboration will be conducted jointly by Neurocrine Biosciences and Sosei Heptares to advance preclinical candidates through Phase 1 clinical studies. The R&D collaboration will be funded by Neurocrine Biosciences.
- **Sosei Heptares M1 Agonist Rights in Japan**: Sosei Heptares retains rights to develop M1 agonists in Japan for any indication, with Neurocrine Biosciences receiving co-development and profit share options.

PRESS RELEASE

This transaction is subject to customary clearances under the Hart-Scott-Rodino Antitrust Improvements Act. Assuming this transaction completes by December 31, 2021, the US$100 million upfront payment will represent a material positive revenue impact to Sosei Heptares and is expected to be recognized as revenue in the fourth quarter of the financial year ending December 31, 2021.

BofA Securities is acting as financial advisor to Sosei Heptares. Gowling WLG and Orrick Herrington & Sutcliffe LLP are serving as legal counsel to Sosei Heptares.

Conference Call and Webcast Information

On Wednesday November 24, 2021, Sosei Heptares will host a conference call and webinar for Japanese investors at 8:00 a.m Japan Standard Time. The live call may be accessed by pre-registration here.

A live audio webcast of the conference call will be available online in the Investors section on the Sosei Heptares website at www.soseiheptares.com. A replay of the webcast will be available on Sosei Heptares' website after the conclusion of the event and will be archived for approximately one month.

About Muscarinic Receptors

Muscarinic receptors are G protein-coupled receptors (GPCRs) found in multiple tissues including the brain, cardiovascular system, and gastrointestinal tract. Selective activation of M4 and M1 receptors in the brain is a clinically validated approach to treating cognitive and neuropsychological symptoms of neurological diseases, including Schizophrenia, dementia associated with Alzheimer's disease, Parkinson's disease, and others. Until now, attempts to develop medicines that selectively target M4 and M1 receptors have been unsuccessful because of side effects caused by the activation of M2 and M3 receptors. Highly selective M4 or M1 agonists that do not activate M2 or M3 therefore are highly sought after and expected to have the potential to address major unmet medical needs with blockbuster potential.

About Programs in the Collaboration Agreement

HTL-0016878

HTL-0016878 ("878") is an oral, investigational M4 selective agonist that has completed multiple Phase 1 studies and Neurocrine Biosciences is preparing to initiate Phase 2 studies in schizophrenia in 2022. As a selective M4 orthosteric agonist, '878 offers the potential for an improved safety profile without the need of combination therapy to minimize side effects and avoids the need of cooperativity with acetylcholine (ACh) when compared to non-selective muscarinic agonists and positive allosteric modulators in development. Studies completed to date have shown '878 to be generally well tolerated.

PRESS RELEASE

Preclinical Programs
The collaboration includes rights to multiple preclinical programs which include selective muscarinic compounds targeting M1, M4 receptors and a dual M1/M4 receptor candidate. In combination with '878, the programs offer the ability to leverage M1 and M4 selectivity to address the unmet need for patients suffering from psychosis and cognitive-related diseases.

After signing a R&D and commercialization partnership in 2016, Allergan returned all program rights to '878 and the preclinical programs to Sosei Heptares in Q1 2021.

– **ENDS** –

About Neurocrine Biosciences
Neurocrine Biosciences is a neuroscience-focused, biopharmaceutical company dedicated to discovering, developing and delivering life-changing treatments for people with serious, challenging and under-addressed neurological, endocrine and psychiatric disorders. The company's diverse portfolio includes FDA-approved treatments for tardive dyskinesia, Parkinson's disease, endometriosis*, uterine fibroids* and clinical programs in multiple therapeutic areas. For nearly three decades, Neurocrine Biosciences has specialized in targeting and interrupting disease-causing mechanisms involving the interconnected pathways of the nervous and endocrine systems. For more information, visit neurocrine.com, and follow the company on LinkedIn. (*in collaboration with AbbVie).

About Sosei Heptares
We are an international biopharmaceutical group focused on the discovery and early development of new medicines originating from our proprietary GPCR-targeted StaR® technology and structure-based drug design platform capabilities. We are advancing a broad and deep pipeline of novel medicines across multiple therapeutic areas, including neurology, immunology, gastroenterology, and inflammatory diseases. We have established partnerships with some of the world's leading pharmaceutical companies and multiple emerging technology companies, including AbbVie, AstraZeneca, Biohaven, Genentech (Roche), GSK, Neurocrine Biosciences, Pfizer, and Takeda. Sosei Heptares is headquartered in Tokyo, Japan with corporate and R&D facilities in Cambridge, UK.

"Sosei Heptares" is the corporate brand and trademark of Sosei Group Corporation, which is listed on the Tokyo Stock Exchange (ticker: 4565). Sosei, Heptares, the logo and StaR® are trademarks of Sosei Group companies.

For more information, please visit https://www.soseiheptares.com/
LinkedIn: @soseiheptaresco | Twitter: @soseiheptaresco | YouTube: @soseiheptaresco

PRESS RELEASE

Enquiries

Neurocrine Biosciences
Tony Jewell – Media
+1 858-617-7578 | media@neurocrine.com

Todd Tushla – Investors
+1 858-617-7143 | ir@neurocrine.com

Sosei Heptares
Hironoshin Nomura – SVP Investor Relations and Corporate Strategy
+81 (0)3 6679 2178 | Hironoshin.Nomura@SoseiHeptares.com

Shinichiro Nishishita – VP Investor Relations, Head of Regulatory Disclosures
+81 (0)3 5210 3399 | IR@SoseiHeptares.com

Citigate Dewe Rogerson (for Sosei Heptares)
Yas Fukuda – Japanese Media
+81 (3) 4360 9234 | Yas.Fukuda@citigatedewerogerson.com

MEDiSTRAVA Consulting (for Sosei Heptares)
Mark Swallow, David Dible, Eleanor Perkin – International Media
+44 (0)20 7638 9571 | SoseiHeptares@medistrava.com

PRESS RELEASE

Outline of Neurocrine Biosciences

(1)	Company Name	Neurocrine Biosciences, Inc.		
(2)	Head office	San Diego, California		
(3)	Representative	Kevin C. Gorman, Ph.D., Chief Executive Officer		
(4)	Main Business	Neurocrine Biosciences, Inc. is a neuroscience-focused, biopharmaceutical company dedicated to discovering, developing and delivering life-changing treatments for people with serious, challenging and under-addressed neurological, endocrine and psychiatric disorders. Its diverse portfolio includes FDA approved treatments for tardive dyskinesia, Parkinson's disease, endometriosis, uterine fibroids and clinical programs in multiple therapeutic areas.		
(5)	Capital	(Common Stock + Additional paid-in capital) as at Dec 31, 2020 = $1,849.8m		
(6)	Date of establishment	January 1992		
(7)	Major shareholders and percentage of shares held	**Shareholder (as at June 30, 2021)**	**Shares held**	**% of Outstanding Shares held**
		The Vanguard Group	8,984,621	9.49
		Janus Henderson	8,952,074	9.46
		BlackRock Institutional	8,085,370	8.54
		T. Rowe Price	5,029,259	5.31
(8)	Relationship between Sosei Heptares and Neurocrine Biosciences	Capital	None	
		Personnel	None	
		Business	None	
		Related party status	None	
(9)	Financial position and business performance for the last three years			

Fiscal year (consolidated)	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
Net assets (USDm)	480.8	636.9	1,126.2
Total assets (USDm)	993.2	1,306.0	1,734.7
Net assets per share (USD)	*5.30*	*6.90*	*12.04*
Total revenues (USDm)	451.2	788.1	1,045.9
Operating income (USDm)	36.8	72.3	163.0
Ordinary income (USDm)*	36.8	72.3	163.0
Net income attributable to owners of the parent (USDm)	21.1	37.0	407.3
Basic net income per share (USD)	*0.23*	*0.40*	*4.38*
Dividend per share (USD)	-	-	-

* = All Operating income is assumed to relate to Ordinary Activities.

Outlook

The expected timing of SGC's recognition of the upfront receipt is Q4 2021.

PRESS RELEASE

Neurocrine Biosciences Forward-looking statements

In addition to historical facts, this press release contains forward-looking statements that involve a number of risks and uncertainties. These statements include, but are not limited to, statements related to the benefits to be derived from transactions with Sosei Group Corporation; our potential milestone and royalty payments to Sosei Heptares; the development of our product candidates and the timing of completion of our clinical, regulatory, and other development activities Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are: the possibility that the transaction with Sosei Heptares is not consummated on the expected timeline or at all or the possibility that regulatory approvals of the proposed transaction will impose conditions or are not obtained; risks and uncertainties associated with the scale and duration of the COVID-19 pandemic and resulting global, national, and local economic and financial disruptions; risks and uncertainties related to any COVID-19 quarantines, shelter-in-place and similar government orders that are currently in place or that may be put in place in the future, including the impact of such orders on our business operations and the business operations of the third parties on which we rely; our future financial and operating performance; risks or uncertainties related to the development of the our product candidates; risks that the FDA or other regulatory authorities may make adverse decisions regarding our product candidates; risks that clinical development activities may not be completed on time or at all; risks that clinical development activities may be delayed for regulatory, manufacturing, or other reasons, may not be successful or replicate previous clinical trial results, may fail to demonstrate that our product candidates are safe and effective, or may not be predictive of real-world results or of results in subsequent clinical trials; risks and uncertainties relating to competitive products and technological changes that may limit demand for a product candidate; risks that the benefits of the agreements with Sosei Heptares may never be realized; risks that our product candidates may be precluded from commercialization by the proprietary or regulatory rights of third parties, or have unintended side effects, adverse reactions or incidents of misuse; and other risks described in our periodic reports filed with the SEC, including without limitation our quarterly report on Form 10-Q for the quarter ended September 30, 2021. Neurocrine disclaims any obligation to update the statements contained in this press release after the date hereof.

Sosei Group Corporation Forward-looking statements

This press release contains forward-looking statements, including statements about the discovery, development, and commercialization of products. Various risks may cause Sosei Group Corporation's actual results to differ materially from those expressed or implied by the forward-looking statements, including: adverse results in clinical development programs; failure to obtain patent protection for inventions; commercial limitations imposed by patents owned or controlled by third parties; dependence upon strategic alliance partners to develop and commercialize products and services; difficulties or delays in obtaining regulatory approvals to market products and services resulting from development efforts; the requirement for substantial funding to conduct research and development and to expand commercialization activities; and product initiatives by competitors. As a result of these factors, prospective investors are cautioned not to rely on any forward-looking statements. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.